                                                                Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of

May 23, 2005

Among

LDMI TELECOMMUNICATIONS, INC.

TALK AMERICA HOLDINGS, INC.

AND

LION ACQUISITION CORP.

Table of Contents

ARTICLE I	DEFINITIONS

1.1. Definitions.

ARTICLE II	THE TRANSACTION

2.1. The Merger.
2.2. The Closing.
2.3. Actions at the Closing.
2.4. Effect of Merger.
2.5. Procedure for Exchange.
2.6. Escrow.
2.7. Closing of Transfer Record.

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1. Organization, Qualification and Corporate Power; Transaction Authorization.
3.2. Capitalization.
3.3. Noncontravention; Consents.
3.4. Compliance with Laws, Licenses.
3.5. Customers.
3.6. No General Solicitation.
3.7. Brokers’ Fees.
3.8. Title to Assets.
3.9. Subsidiaries.
3.10. Financial Statements.
3.11. Events Subsequent to Most Recent Fiscal Year End.
3.12. Undisclosed Liabilities.
3.13. Antitakeover Statutes.
3.14. Tax Matters.
3.15. Real Property.
3.16. Intellectual Property.
3.17. Tangible Assets.
3.18. Contracts.
3.19. Notes and Accounts Receivable.
3.20. Powers of Attorney.
3.21. Insurance.
3.22. Litigation.
3.23. Employees.
3.24. Employee Benefits.
3.25. Guaranties.
3.26. Environmental, Health and Safety Matters.
3.27. Certain Business Relationships with Company and its Subsidiaries.
3.28. Accounts; Lockboxes; Safe Deposit Boxes.
3.29. Securities.
3.30. Accounting Matters.
3.31. Disclosure.

i

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1. Organization.
4.2. Capitalization.
4.3. Authorization of Transaction.
4.4. Noncontravention.
4.5. Brokers’ Fees.
4.6. Company Reports.
4.7. Authorization for Parent Shares; Capital Resources.
4.8. NASDAQ Compliance.
4.9. No Material Adverse Changes.
4.10. Undisclosed Liabilities.
4.11. Compliance with Laws.
4.12. Litigation.
4.13. No General Solicitation.

ARTICLE V	COVENANTS

5.1. Interim Operations.
5.2. Listing.
5.3. Filings; Other Actions; Notification.
5.4. Company Financial Statements.
5.5. Access.
5.6. Director and Officer Liability.
5.7. Employee Benefits After the Merger.
5.8. Lockup Agreement; Transfer Restrictions.
5.9. Notices and Filing by Company.

ARTICLE VI	CONDITIONS TO OBLIGATIONS TO CLOSE

6.1. Conditions to Each Party’s Obligation.
6.2. Conditions to Obligation of Parent and Merger Sub.
6.3. Conditions to Obligation of Company.

ARTICLE VII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1. Survival of Representations and Warranties.
7.2. Indemnification.

ARTICLE VIII	TERMINATION

8.1. Termination of Agreement.
8.2. Effect of Termination

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ARTICLE IX	REGISTRATION RIGHTS

9.1. Definitions.
9.2. Shelf Registration; Suspension of Use of Prospectus.
9.3. Registration Procedures.
9.4. Registration Expenses.
9.5. Indemnification and Contribution.
9.6. Successors and Assigns; Survival.

ARTICLE X	MISCELLANEOUS

10.1. Press Releases and Public Announcements.
10.2. No Third-Party Beneficiaries.
10.3. Entire Agreement.
10.4. Binding Effect; Assignment.
10.5. Counterparts.
10.6. Headings.
10.7. Notices.
10.8. Governing Law.
10.9. Amendments and Waivers.
10.10. Severability.
10.11. Expenses.
10.12. Survival.
10.13. Construction.
10.14. Incorporation of Exhibits and Schedules.
10.15. Specific Performance.
10.16. Submission to Jurisdiction.
10.17. Waiver of Jury Trial.

Exhibits:

A. Form of Escrow Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is dated effective May 23, 2005, by and among TALK AMERICA HOLDINGS, INC., a Delaware corporation (“Parent”), LION ACQUISITION CORP., a Michigan corporation and indirectly wholly owned subsidiary of Parent (“Merger Sub”), and LDMI TELECOMMUNICATIONS, INC., a Michigan corporation (“Company”). Parent, Merger Sub and Company are referred to collectively herein as the “Parties,” and Company and Merger Sub are sometimes collectively referred to as the “Constituent Corporations.”

WITNESSETH:

WHEREAS, this Agreement contemplates a transaction whereby Parent will acquire all of the outstanding capital stock of Company through a merger of Merger Sub with and into Company;

WHEREAS, the Board of Directors of each of Parent, Merger Sub and Company has approved the acquisition of Company by Parent, including the merger of Merger Sub with and into Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and the Board of Directors of each of Company and Merger Sub has adopted this Agreement;

WHEREAS, the Board of Directors of Company has determined that the Merger is advisable and is fair to and in the best interests of the holders of the Company Shares and recommended the approval of the Merger and this Agreement by the stockholders of Company and this Agreement and the Merger have been approved by the requisite vote of the stockholders of Company; and

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and in consideration of the representations, warranties and covenants set forth herein, the Parties agree as follows:

      ARTICLE I
DEFINITIONS

1.1.  Definitions.

(a)  The following terms, as used herein, have the following meanings:

“A/D Aggregate Preferred Preference Amount” means the amount equal to the sum of the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount and the Series D Preference Amount.

“A/D Consideration” means (x) the Preferred Consideration Amount, minus (y) the sum of (i) the Series E Preference Amount plus (ii) the A Participation.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of federal, state, local or foreign law.

“A Participation” means the product of $0.20 times the number of shares of Common Stock into which a share of Series A Preferred is convertible as of the Effective Time.

“Cash Cap” means $24,000,000, minus the sum of the amount by which Transaction Costs and Severance Amounts, as set forth in the Closing Costs Certificate, exceeds the Deduction Amount.

“Cash Component” means (a) the portion of the aggregate Merger Consideration that is paid in cash and (b) the cash payable for Employee Options and Warrants pursuant to Section 2.4(g).

“Claim Date” means the earlier of (a) the 60th day after Parent files its first Annual Report on Form 10-K with the SEC after the Closing Date and May 31, 2006.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Material Adverse Effect” means a Material Adverse Effect on Company or a Material Adverse Effect on Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole, after the Effective Time.

“Company Board” means the board of directors of Company.

“Confidentiality Agreement” means the letter agreement dated February 22, 2005 between Parent and Company, as it may be amended, providing that, among other things, each Party would maintain confidential certain information of the other Party.

“Consenting Stockholders” means the Preferred Stockholders that approve this Agreement, the Merger and the Articles Amendment by written consent pursuant to Stockholder Consents.

“Consideration” of a Series means, as to such Series of Preferred Stock, the amount set forth below opposite such Series reference:

Series A - amount equal to the sum of (x) the product of (i) the result of (A) the A Preference Amount divided by (B) the A/D Aggregate Preferred Preference Amount, multiplied by (ii) the A/D Consideration, plus (y) the A Participation.

Series B - amount equal to the product of (x) the result of (i) the B Preference Amount divided by (ii) the A/D Aggregate Preferred Preference Amount, multiplied by (y) the A/D Consideration.

Series C - amount equal to the product of (x) the result of (i) the C Preference Amount divided by (ii) the A/D Aggregate Preferred Preference Amount, multiplied by (y) the A/D Consideration.

Series D - amount equal to the product of (x) the result of (i) the D Preference Amount divided by (ii) the A/D Aggregate Preferred Preference Amount, multiplied by (y) the A/D Consideration.

Series E - the Series E Preference Amount.

“Deduction Amount” means $4,500,000.

“Deferred Intercompany Transaction” has the meaning set forth in Treas. Reg. Section 1.1502-13.

“Dissenting Stockholder” means a Preferred Stockholder that is not a Consenting Stockholder and that demands cash payment for its Preferred Stock under Section 450.1767 of the Michigan Law.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA Section 3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Options” means any stock options to purchase shares of Common Stock granted under any employee stock option or compensation plan or arrangement of Company.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental, Health and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyl, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with Company for purposes of Code Section 414.

“Excess Loss Account” has the meaning set forth in Treas. Reg. Section 1.1502-19.

“FCC” means the Federal Communications Commission.

“FCC Consent” means the grant by the FCC of its consent to the transfer of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

“Fiduciary” has the meaning set forth in ERISA Section 3(21).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency, commission (including any department or political subdivision of any of the foregoing), court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, charge, stipulation, determination or award entered by or with any Governmental Entity.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Computer Software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” of any Person that is not an individual means the actual knowledge of (i) such Person’s executive officers, in the case of Parent and Merger Subsidiary, and (ii) Patrick O’Leary, Michael Mahoney, Mark Wayne, Kim McDonald or Linda Hanson, in the case of the Company, in each case after reasonable investigation by such individual.

“Laws” mean any laws, statutes, rules, ordinances, regulations, codes, plans, injunctions, judgments, orders, writs, decrees, rulings and charges thereunder of any Governmental Entity.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Main Leases” means collectively all leases by Company or any of its Subsidiaries of (i) Suite 100 in the building known as 300 Galleria Officentre, Southfield, Michigan 48034 and (ii) Suites #400, #500 and #1600 and Storage Spaces #7 and #8 in the building known as the American Center, located at 27777 Franklin Road, Southfield, Michigan 48034.

“Material Adverse Effect” means, with respect to or of or on any Person, (a) a material adverse change in, or materially adverse effect on, the business, assets, revenues, financial condition or results of operations of such Person and its Subsidiaries taken as a whole, excluding any such effect resulting from (i) changes in political or regulatory conditions generally, (ii) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting the segments of the telecommunications industry in which such Person or any of its Subsidiaries operates, (iii) changes in GAAP, or (iv) the announcement or consummation of this Agreement, or (b) an effect that would prevent, materially delay or materially impair the ability of such Person to consummate the Merger and the other transactions contemplated by this Agreement.

“Michigan Law” means the State of Michigan Business Corporations Act, 1972, PA 284, sections 450.1101 to 450.2098 of the Michigan Compiled Laws, as amended.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“NASD” means the National Association of Securities Dealers, Inc.

“Nasdaq” means the Nasdaq National Market.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Parent Board” means the board of directors of Parent.

“Parent Share Valuation” means $8.42 per share of Parent Stock.

“Parent Shares” means any shares of Parent Stock.

“Parent Stock” means the common stock, par value $.01 per share, of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Per Share Preference Amount” of a Series means, as to such Series of Preferred Stock, the sum of the respective amounts set forth below opposite such Series reference below, plus the amount equal to the accrued and unpaid dividends on a share of such Series as of the Effective Time:

Series A - $1.87
Series B - $2.04
Series C - $4.24
Series D - $2.15
Series E - $1.55

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Preference Amount” of a Series means, as to such Series of Preferred Stock, the amount that equals the product of such Series’ Per Share Preference Amount times the number of shares of such Series issued and outstanding as of the Effective Time.

“Preferred Consideration Amount” means the amount equal to the sum of the Remaining Cash, plus the Stock Value.

“Preferred Stockholder” means a holder of record of shares of Preferred Stock.

“Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

“Ratio” of a Series means, as to such Series, the fraction, the numerator of which is the Consideration Amount of such Series and the denominator of which is the Preferred Consideration Amount.

“Remaining Cash” means an amount of cash equal to the Cash Cap, minus the sum of (i) the total amount of cash payable as Merger Consideration pursuant to Section 2.4(f)(1) and (ii) the cash payable in respect of the Employee Options and the Warrants pursuant to Section 2.4(g).

“Remaining Parent Shares” means the number of Parent Shares equal to the Stock Cap minus the total number of Parent Shares payable as Merger Consideration (without giving effect to the withdrawal of the Escrowed Consideration pursuant to Section 2.5) pursuant to Section 2.4(f)(2)(E).

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“Representatives” has the meaning set forth in the Escrow Agreement.

“Requisite Stockholder Approval” means approval by the affirmative vote, at a meeting or by written consent, of (i) the holders of such number of shares of Common Stock or of Preferred Stock convertible into such number of shares of Common Stock, voting as a single class, as would in the aggregate equal at least a majority of the sum of the outstanding shares of Common Stock and the shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock, (ii) the holders of a majority of each of the outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, (iii) the holders of at least 60% of the outstanding Series C Preferred and Series D Preferred, taken together, voting on an as-converted basis, and (iv) the holders of at least 60% of the outstanding Series E Preferred, voting on an as-converted basis.

“Resolution Date” means the date as of which any potential dissenting Preferred Stockholder either demands payment or loses its right to demand payment under Section 450.1767 of the Michigan Law as to its shares of Preferred Stock by reason of the Articles Amendment.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic’s, materialman’s and similar liens; (b) liens for taxes not yet due and payable; (c) purchase money liens and liens securing rental payments under capital lease arrangements; and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Severance Amounts” means all out-of-pocket compensation, bonuses, fees and expenses payable by Company or any of its Subsidiaries to any of its employees or directors in connection with or by reason of the transactions contemplated hereby, and any other amount that is stated elsewhere in this Agreement to be, or be deemed to be, a Severance Amount.

“State PUC Consent” means the grant by any state Governmental Entity that granted or issued any of the State Licenses or otherwise has authority in the matter of its consent to the transfer of the State Licenses in connection with the consummation of the transactions contemplated hereby.

“Stock Cap” means 1,800,000 Parent Shares, as such number may be adjusted as the Stock Component as provided in Section 2.4(e).

“Stock Component” means that portion of the Merger Consideration that is paid in Parent Shares.

“Stockholder Consent” means a Consent, executed by a Preferred Stockholder, approving this Agreement, the Merger and the Articles Amendment.

“Stock Value” means the amount equal to the product of the Stock Cap multiplied by the Parent Share Valuation.

“Subsidiary” of a specified Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which the specified Person (either alone or together with any other Subsidiary of the specified Person) owns, directly or indirectly, more than 50% of the stock or other equity, partnership, limited liability company or equivalent interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of such board of directors or other governing body.

“Switch Lease” means the Sublease, dated as of the date of this Agreement, between Parent and Company, providing for the sublease by Company to a Subsidiary of Parent of certain space leased by Company at Suite 100 in the building known as 300 Galleria Officentre, Southfield, Michigan 48034.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, declaration or other information required to be supplied to a taxing authority in connection with Taxes.

“Total Merger Consideration” means cash in the aggregate amount of the Cash Cap and Parent Shares in the aggregate number of the Stock Cap.

“Transaction Costs” means all fees and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, including Brown Brothers Harriman, Dykema Gossett PLLC (for services subsequent to February 1, 2005), Chadbourne & Parke LLP and Altman Vilandrie, incurred or accrued by Company, or for which Company or any of its Subsidiaries is liable, in connection with the negotiation, execution and delivery of this Agreement, the performance of the obligations of Company and its Subsidiaries hereunder and the consummation of the transactions contemplated hereby, and any other amount that is stated elsewhere in this Agreement to be, or be deemed to be, a Transaction Cost.

(b)  Each of the following terms is defined in the Section set forth opposite such term:

TERM	SECTION

Agreement	Preamble
Allocated Portion	7.2(e)(2)
Articles Amendment	3.1(b)
Basket Amount	7.2(f)
Certificate of Amendment	2.3
Certificate of Merger	2.3
Closing	2.2
Closing Costs Certificate	6.2(i)
Closing Date	2.2
Common Stock	3.2
Communications Licenses	3.4
Company	Preamble
Company Disclosure Letter	ARTICLE III
Company Indemnified Party	7.2(a)(2)
Company Shares	3.2
Computer Software	3.16
Compensation Plan	5.1(a)(18)
Constituent Corporations	Preamble
Dissenter Cash	2.4(f)(4)
Dissenter Shares	2.4(f)(4)
Effective Time	2.4(a)
Escrowed Consideration	2.5(a)
Directors’ Recommendation	3.1(c)(iii)
Escrow Agent	2.6(a)
Escrow Agreement	2.6(a)
Escrow Amount	7.2(e)(1)
Escrow Fund	7.2(e)(1)
Exchange Agent	2.5(a)
Exchange Fund	2.5(a)
FCC Licenses	3.4
Financial Statements	3.10
Holder	9.1
Indemnified Party	7.2(b)
Indemnified Person	5.6(a)
Indemnifying Party	7.2(b)(1)
IT Assets	3.16
Licenses	3.4
Local Licenses	3.4
Majority Holder	9.1
Material Contract	3.18
Merger	Recitals
Merger Consideration	2.4(e)
Merger Shares	5.8(a)
Merger Sub	Preamble
Most Recent Financial Statements	3.10
Most Recent Fiscal Month End	3.10
Most Recent Fiscal Year End	3.10
Parent	Preamble
Parent Indemnified Party	7.2(a)(1)
Parent SEC Documents	4.6
Parties	Preamble
Per Share Merger Consideration	2.4(e)
Preferred Stock	3.2
Prospectus	9.1
Reserved Insurance Proceeds	7.2(a)(1)
Securities	9.1
Series A Cash Amount	2.4(f)(2)(A)
Series A Preferred	3.2
Series B Preferred	3.2
Series C Preferred	3.2
Series D Preferred	3.2
Series E Preferred	3.2
Shelf Registration	9.2
Shelf Registration Period	9.2(b)
Shelf Registration Statement	9.1
SOX Act	4.6
State Licenses	3.4
Stockholder	3.2
Surviving Corporation	2.1
Surviving Corporation New Plans	5.7(b)
Termination Date	8.1(D)
Third Party Claim	7.2(b)(1)
Termination Fee	8.2(d)
Warrants	3.2(b)
Withheld Cash	2.4(f)(4)

(c)  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes” and “including” shall mean include, includes or including without limitation. The phrase “business day” shall mean any day other than a day on which banks in the State of New York or the State of Michigan are required or authorized to be closed. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms.

      ARTICLE II
THE TRANSACTION

2.1.  The Merger. On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company at the Effective Time and the separate corporate existence of Merger Sub will thereupon cease. Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of Company, with all of its rights, privileges, summary powers and franchises, shall continue unaffected by the Merger, except as provided for in Section 2.4.

2.2.  The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Dykema Gossett PLLC, 400 Renaissance Center, Detroit, Michigan, commencing at 9:00 A.M. local time on the first day that is at least three business day after the satisfaction or waiver of all conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or (ii) at such other place and time or on such other date as Parent and Company may agree in writing (the “Closing Date”).

2.3.  Actions at the Closing. At the Closing, (i) Company will deliver to Parent and Merger Sub the various certificates, instruments and documents referred to in Section 6.2; (ii) Parent and Merger Sub will deliver to Company the various certificates, instruments and documents referred to in Section 6.3; (iii) Company and Merger Sub will execute and file with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, a Certificate of Merger (the “Certificate of Merger”) as provided in Section 450.1707 of the Michigan Law and (iv) Parent will deliver or cause to be delivered the Exchange Fund to the Exchange Agent in the manner provided below in this ARTICLE II.

2.4.  Effect of Merger.

                          (a)  General. The Merger shall become effective at the time the Certificate of Merger is filed with the Michigan Department of
Labor & Economic Growth, Bureau of Commercial Services, or at such later time as the Parties may agree in writing and specify in the Certificate of Merger (the
“Effective Time”). The Merger shall have the effects set forth in the Michigan Law, and from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all the obligations, liabilities, restrictions and disabilities of the Constituent Corporations, all as provided under the Michigan Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)  Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended to read in their entirety as did the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be LDMI Telecommunications, Inc., and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by law.

(c)  By-laws. The By-laws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read in their entirety as did the By-laws of Merger Sub in effect immediately prior to the Effective Time and shall be the By-laws of the Surviving Corporation until amended in accordance with their terms and as provided by law.

(d)  Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office), until the earlier of their respective resignation, removal or otherwise ceasing to be a director or officer, respectively, or until their respective successors are duly elected and qualified, as the case may be.

(e)  Conversion of Company Shares. At and as of the Effective Time, (A) each issued and outstanding Company Share will be converted into the right to receive the Merger Consideration set forth below in Section 2.4(f) (as to each Company Share, its “Per Share Merger Consideration”), and all such Company Shares will no longer be outstanding, will be canceled and retired and will cease to exist, and each holder of a certificate representing any such Company Shares will thereafter cease to have any rights with respect to such Company Shares, except the right to receive the respective Per Share Merger Consideration for each such Company Share to which the holder of such Company Shares is entitled pursuant to Section 2.4(f) upon the surrender of such certificate in accordance with Section 2.4(f) (collectively, the “Merger Consideration”) except that the Stock Component of the Per Share Merger Consideration shall be subject to equitable and proportionate adjustment in the event of any Parent stock split, stock dividend, reverse stock split, subdivision, combination, recapitalization or similar event or action respecting the Parent Shares between the date of this Agreement and the Closing Date, and (B) each Company Share owned by Company or any Subsidiary of Company shall be canceled and retired without payment of any consideration therefor and shall cease to exist. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time. Notwithstanding anything to the contrary in this Section 2.4(e), no fractional Parent Shares shall be issued to then former holders of Company Shares. In lieu thereof, each then former holder of a Company Share who would otherwise have been entitled to receive a fraction of a Parent Share (after taking into account all certificates delivered by such then former holder at any one time) shall receive an amount in cash equal to such fraction of a Parent Share multiplied by the Parent Share Valuation.

(f)  Per Share Merger Consideration. The Company Shares will be converted into the respective rights to receive the following Per Share Merger Consideration, which shall be payable in cash, Parent Shares or a combination thereof, as provided, and subject to the limitations set forth, below:
(1)  each share of Common Stock will be converted into the right to receive $0.20 in cash;

(2)  subject to adjustment as provided in Section 2.4(f)(4), each share of Preferred Stock, except the shares held by a Dissenting Stockholder, will be converted into the right to receive the consideration set opposite the Series reference below:

A.  Series A Preferred - Merger Consideration of (i) cash in the amount equal to the result of (x) the product of (I) the Series A Ratio times (II) the Remaining Cash, divided by (y) the number of shares of Series A Preferred issued and outstanding as of the Effective Time and (iii) Parent Shares in the number equal to the result of (x) (i) the product of (I) the Series A Ratio times (II) the Stock Value, (ii) divided by the Parent Share Valuation, divided by (y) the number of shares of Series A Preferred issued and outstanding as of the Effective Time;

B.  Series B Preferred - Merger Consideration of (i) cash in the amount equal to the result of (x) the product of (I) the Series B Ratio times (II) the Remaining Cash, divided by (y) the number of shares of Series B Preferred issued and outstanding as of the Effective Time and (iii) Parent Shares in the number equal to the result of (x) (i) the product of (I) the Series B Ratio times (II) the Stock Value, (ii) divided by the Parent Share Valuation, divided by (y) the number of shares of Series B Preferred issued and outstanding as of the Effective Time;

C.  Series C Preferred - Merger Consideration of (i) cash in the amount equal to the result of (x) the product of (I) the Series C Ratio times (II) the Remaining Cash, divided by (y) the number of shares of Series C Preferred issued and outstanding as of the Effective Time and (iii) Parent Shares in the number equal to the result of (x) (i) the product of (I) the Series C Ratio times (II) the Stock Value, (ii) divided by the Parent Share Valuation, divided by (y) the number of shares of Series C Preferred issued and outstanding as of the Effective Time;

D.  Series D Preferred - Merger Consideration of (i) cash in the amount equal to the result of (x) the product of (I) the Series D Ratio times (II) the Remaining Cash, divided by (y) the number of shares of Series D Preferred issued and outstanding as of the Effective Time and (iii) Parent Shares in the number equal to the result of (x) (i) the product of (I) the Series D Ratio times (II) the Stock Value, (ii) divided by the Parent Share Valuation, divided by (y) the number of shares of Series D Preferred issued and outstanding as of the Effective Time; and

E.  Series E Preferred - Merger Consideration of (i) cash in the amount equal to the result of (x) the product of (I) the Series E Ratio times (II) the Remaining Cash, divided by (y) the number of shares of Series E Preferred issued and outstanding as of the Effective Time and (iii) Parent Shares in the number equal to the result of (x) (i) the product of (I) the Series E Ratio times (II) the Stock Value, (ii) divided by the Parent Share Valuation, divided by (y) the number of shares of Series E Preferred issued and outstanding as of the Effective Time.

(3)  Notwithstanding the provisions of Section 2.4(f)(1) or 2.4(f)(2), the aggregate of the Merger Consideration into which all of the issued and outstanding Company Shares shall be converted plus the cash payable in respect of the Employee Options and the Warrants pursuant to Section 2.4(g) shall not exceed the Total Merger Consideration, the Cash Component shall not exceed the Cash Cap and the Stock Component shall not exceed the Stock Cap.

(4)  Notwithstanding the provisions of Section 2.4(f)(2), the amounts of cash and numbers of Parent Shares that are otherwise deliverable pursuant to the terms of Section 2.4(f)(2) to the Preferred Stockholders are subject to adjustment as follows: (i) at the Effective Time, the aggregate amount of cash (the “Dissenter Cash”) and number of Parent Shares (such Parent Shares, the “Dissenter Shares”) that are otherwise deliverable pursuant to Section 2.4(f)(2) to any Preferred Stockholder that is not a Consenting Stockholder, together with the amount of cash (the “Withheld Cash”) equal to the value of such number of Dissenter Shares, valued at the Parent Share Valuation, shall be set aside and held by the Exchange Agent until the Resolution Date, and any distribution to any Consenting Stockholder of the Cash Component of such Preferred Stockholder prior to the Resolution Date shall be reduced by such Consenting Stockholder’s pro rata share of the Withheld Cash, less, in each case, the 5% thereof that is required to be withheld and deposited in escrow as Escrowed Consideration pursuant to Section 2.5; and (ii) if, as of the Resolution Date, any Preferred Stockholder that is not a Consenting Stockholder has taken such action as leaves it only with the right to receive a cash dissenter payment under Section 450.1769 of the Michigan Law, the number of Parent Shares that are deliverable as Merger Consideration pursuant to Section 2.4(f)(2) to each Consenting Stockholder will be deemed in all respects to have been adjusted to increase such amount by each such Consenting Stockholder’s pro rata share of the Dissenter Shares, other than the portion constituting Escrowed Consideration, and the amount of cash that is deliverable as Merger Consideration pursuant to Section 2.4(f)(2) to each Consenting Stockholder will be deemed in all respects to have been adjusted to decrease such amount by each such Consenting Stockholder’s pro rata share of the Withheld Cash and (iii) if, as of the Resolution Date, any Preferred Stockholder that is not a Consenting Stockholder has not taken the necessary action to be entitled to payment for its shares of Preferred Stock under Section 450.1767 of the Michigan Law, any cash withheld from distributions pursuant to clause (i) of this Section 2.4(f)(4), other than the portion constituting Escrowed Consideration, shall be distributed pro rata to the Consenting Stockholders from whom so withheld and the amounts of cash and numbers of Parent Shares that are deliverable pursuant to Section 2.4(f)(2) to the Preferred Stockholders will not be adjusted. In the event of adjustments as provided in clause (ii) of this Section 2.4(f)(4), the Exchange Agent shall deliver to Parent from the Exchange Fund an amount of cash equal to sum of the Withheld Cash and the Dissenter Cash, other than the portion constituting Escrowed Consideration.

(g)  Conversion of Employee Stock Options; Warrants. At or immediately prior to the Effective Time, (i) each Employee Option that is outstanding, unexercised and unexpired, as of the Effective Time, whether or not vested or exercisable and without regard to any agreements qualifying the right to retain or exercise any such Employee Option, and (ii) each Warrant that is outstanding, unexercised and unexpired as of the Effective Time shall be canceled, and each holder of any such Employee Option or Warrant shall have the right to receive for each such Employee Option or Warrant cash in the amount that equals the amount by which the Common Stock Per Share Merger Consideration exceeds the per share exercise price or base price, as the case may be, of such Option or Warrant as of the Effective Time.

(h)  Conversion of Capital Stock of Merger Sub. At and as of the Effective Time, each share of common stock, $.01 par value per share, of Merger Sub shall be converted into one share of common stock, $.0l par value per share, of the Surviving Corporation.

2.5.  Procedure for Exchange.

(a)  Immediately after the Effective Time, (A) Parent shall furnish to StockTrans, Inc., its transfer agent, or such other bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”), a corpus (the “Exchange Fund”) consisting of Parent Shares and cash sufficient to permit the Exchange Agent to make full payment of the Merger Consideration to the holders of all of the issued and outstanding Company Shares (other than any Company Shares owned by Company), less such number and amount of the Parent Shares and cash that equals 5% of the aggregate number of Parent Shares and amount of cash that would have been deliverable to the Preferred Stockholders as Merger Consideration pursuant to Section 2.4(f)(2) were all outstanding shares of Preferred Stock as of the Effective Time to be converted and without giving effect to the withholding therefrom pursuant to this Section 2.5(a) or to any adjustment pursuant to Section 2.4(f)(4), which number of Parent Shares and amount of cash (the “Escrowed Consideration”) will be withheld from the amounts otherwise to be delivered to the holders of Preferred Stock as Merger Consideration to which each such holder of Preferred Stock would, but for this Section 2.5(a), be entitled to be delivered pursuant to this Agreement, pro rata in proportion to the respective amounts of cash and Parent Shares otherwise so deliverable and (B) Parent will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) in a form to be mutually agreed upon by Company and Parent prior to Closing to each holder of issued and outstanding Company Shares (other than any Company Shares owned by Company) for the holder to use in surrendering the certificates that, immediately prior to the Effective Time, represented his or its Company Shares against payment of the Merger Consideration to which the holder is entitled pursuant to Section 2.4(f), subject to the escrow of the Escrowed Consideration pursuant to the Escrow Agreement. Notwithstanding the withholding of the Escrowed Consideration and deposit thereof with the Escrow Agent pursuant to Section 2.6(a), each Preferred Stockholder shall, for all purposes of Section 2.4, be deemed to have received any such Escrowed Consideration so withheld and deposited. Upon surrender to the Exchange Agent of these certificates, together with the letter of transmittal, duly executed and completed in accordance with the letter of transmittal instructions, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, Parent shall promptly cause to be issued a certificate representing that number of whole Parent Shares, if any, to which the Persons are entitled (in each case bearing the legends set forth in Sections 5.8(b) and 5.8(d) and after giving effect to any required tax withholdings and the withholding of the Escrowed Consideration) and a check representing the sum of (x) the Cash Component (after giving effect to any required tax withholdings, the withholding of the Escrowed Consideration and the provisions of Section 2.4(f)(4)) and (y) the amount of cash in lieu of any fractional shares to which the Persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or accrued on the Cash Component or the cash in lieu of fractional shares payable to recipients of Parent Shares. If payment is to be made to a Person other than the registered holder of the certificate surrendered, it shall be a condition of payment that the surrendered certificate must be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation or the Exchange Agent that this tax has been paid or is not applicable. If any certificate representing Company Shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming a certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for this lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof except that the Person to whom this Merger Consideration is paid shall, as a condition precedent to the payment thereof, indemnify the Surviving Corporation in a manner reasonably satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the certificate alleged to have been lost, stolen or destroyed. No dividends or other distributions declared after the Effective Time with respect to Parent Shares and payable to the holders of record thereof will be paid to the holder of any unsurrendered certificate until the holder thereof shall surrender this certificate in accordance with this Section 2.5. After the surrender of a certificate in accordance with this Section 2.5, the record holder thereof is entitled to receive any such dividends or other distributions, without any interest thereon, which previously had become payable with respect to the Parent Shares represented by such certificate. No holder of an unsurrendered certificate is entitled, until the surrender of such certificate, to vote the Parent Shares into which his or its Company Shares shall have been converted.

(b)  Parent shall pay, or shall cause the Surviving Corporation to pay, all charges and expenses of the Exchange Agent.

2.6.  Escrow.

(a)  At the Effective Time, Parent, Merger Sub, Company, the Representative and the Escrow Agent shall execute and deliver an escrow agreement substantially in the form of the attached Exhibit A (the “Escrow Agreement”) under which U.S. Bank Corporate Trust Services or other Person mutually satisfactory to Parent and Company shall act as escrow agent (the “Escrow Agent”) with respect to the Escrowed Consideration deposited with the Escrow Agent. Parent shall deposit the Escrowed Consideration with the Escrow Agent, which shall be withheld from the Merger Consideration as provided in Section 2.5 in connection with the indemnification obligations set forth in Section 7.2.

(b)  Subject to the provisions of this Section 2.6 and the Escrow Agreement, the Escrowed Consideration shall be paid to the Preferred Stockholders on the Claim Date, as reduced by the amount of any indemnification payments based on, arising from or in connection with all claims for indemnification asserted in writing prior to the Claim Date pursuant to Section 7.2 that have not been fully resolved.

(c)  For all purposes of this Agreement and the Escrow Agreement, whenever Parent Shares shall be required to be delivered to satisfy an indemnity or contribution obligation of any Party hereto, each Parent Share shall be valued at the Parent Share Valuation. In the event of any stock split, reverse stock split, stock combination or reclassification of the Parent Shares or any merger, consolidation or combination of Parent with any other entity or entities, the deemed value specified above for the Parent Shares shall be proportionally adjusted so that the deemed value of the Parent Shares after such event shall be the same as the deemed value of the Parent Shares prior to such event. All such adjustments shall be made successively.

2.7.  Closing of Transfer Record. After the Effective Time, no transfer of Company Shares outstanding prior to the Effective Time may be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for Merger Consideration as provided in Section 2.5.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in the disclosure letter (subject to Section 10.13(c)) delivered to Parent by Company at or prior to entering into this Agreement (the “Company Disclosure Letter”), Company hereby represents and warrants to Parent and Merger Sub that:

3.1.  Organization, Qualification and Corporate Power; Transaction Authorization.

(a)  Each of Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not be reasonably expected to have a Material Adverse Effect on Company. Section 3.1 of the Company Disclosure Letter lists for each of Company and its Subsidiaries (i) the directors and officers, (ii) the state of incorporation and (iii) the jurisdictions in which the corporation is qualified to do business. Company has delivered to Parent correct and complete copies of the charter and bylaws of each of Company and its Subsidiaries (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of each of Company and its Subsidiaries are correct and complete, and Company has delivered to Parent copies of all such items. None of Company and its Subsidiaries is in default under or in violation of any provision of its charter or bylaws.

(b)  The Company Board has (i) declared that the Merger and the other transactions contemplated hereby are advisable and has adopted this Agreement, (ii) determined on a reasonable basis (and as contemplated by Section 450.1703a(2)(d) of the Michigan Law) that the holders of the Common Stock, as a class, are to receive consideration under this Agreement upon effectiveness of the Merger that has a fair value in respect of such Common Stock not less than the fair value thereof as of the date of the Company Board’s adoption of this Agreement, (iii) approved the amendment (the “Articles Amendment”) of Company’s Articles of Incorporation to permit the payment of Merger Consideration to the holders of Common Stock as provided herein, (iv) recommended adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, and of the Articles Amendment by the Stockholders, (v) directed that this Agreement and the transactions contemplated hereby, including the Merger and the Articles Amendment, be submitted to the Preferred Stockholders for their approval and adoption on or before the date of this Agreement, and (vi) taken all necessary action to provide that Employee Options and Warrants outstanding as of the Effective Time will either be converted into cash and cancelled pursuant to Section 2.4(a) or otherwise in all respects cancelled and of no further force and effect from and after the Effective Time. The approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger and the Articles Amendment, require only the Requisite Stockholder Approval. Company has received the consents of the Consenting Stockholders in the Stockholder Consents, a true and correct copy of each of which has been provided to Parent, and such consents so received constitute the Requisite Stockholder Approval. This Agreement and the transactions contemplated hereby, including the Merger and the Articles Amendment, have been duly authorized by all necessary corporate action.

(c)  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger in accordance with its terms. This Agreement is a valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as indemnification obligations hereunder may be limited by applicable securities laws. No Stockholder is entitled to any dissenter’s rights with respect to, or other rights of appraisal of, its Company Shares in respect or by reason of the Merger, the Articles Amendment or any of the transactions contemplated hereby, except only that any Preferred Stockholder that is not a Consenting Stockholder shall have the rights under Section 450.1621 of the Michigan Law to dissent from the Articles Amendment.

(d)  Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Switch Lease and the Switch Lease is a valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.2.  Capitalization.

(a)  As of the date of this Agreement, Company’s authorized capitalization consisted of:

(1)  45,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of which 7,990,113 shares were issued and outstanding, an aggregate of 7,680,408 shares were issuable upon exercise of outstanding Employee Options and an aggregate of 20,680,628 shares were issuable upon conversion of shares of the Preferred Stock, as set forth below; and

(2)  23,050,000 shares of Preferred Stock, no par value (the “Preferred Stock” and, collectively with the Common Stock, the “Company Shares”), designated as:

(i)
1,950,000 shares of Series A Senior Convertible Participating Preferred (“Series A Preferred”), of which 1,938,320 shares were issued and outstanding and were convertible into 1,980,687 shares of Common Stock;

(ii)	5,100,000 shares of Series B Senior Convertible Preferred (“Series B Preferred”), of which 4,902,000 shares were issued and outstanding and were convertible into 5,076,182 shares of Common Stock;

(iii)	4,500,000 shares of Series C Senior Convertible Preferred (“Series C Preferred”), of which 4,086,085 shares were issued and outstanding and were convertible into 4,921,874 shares of Common Stock;

(iv)	7,500,000 shares of Series D Senior Convertible Preferred (“Series D Preferred”), of which 4,651,162 shares were issued and outstanding and were convertible into 4,830,917 shares of Common Stock; and

(v)	4,000,000 shares of Series E Senior Convertible Preferred (“Series E Preferred”), of which 3,870,968 shares were issued and outstanding and were convertible into 3,870,968 shares of Common Stock.

(b)  All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid and nonassessable, and, as of the date of this Agreement, are held of record by the respective stockholders as set forth in Section 3.2 of the Company Disclosure Letter (each a “Stockholder” and collectively, the “Stockholders”). The Company has no treasury stock. Other than the Employee Options that are exercisable for 7,680,408 shares of Common Stock as of the date of this Agreement and warrants (“Warrants”) to purchase 311,581 shares of Common Stock as of the date of this Agreement (in each case of the Employee Options and Warrants, as identified in Section 3.2 of the Company Disclosure Letter with all relevant material information including but not limited to exercise price, exercise term, transferability restrictions, employment related conditions (if any) and vesting rights), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of Company, provided that the foregoing representation and warranty is to the Knowledge of Company as respects voting trusts, proxies or other agreements or understandings to which none of Company and its Subsidiaries is a party or has acknowledged in writing. Each Stockholder holds of record and, to Company’s Knowledge, owns beneficially, as of the date of this Agreement, the number of Company Shares set forth next to his or its name and record address in Section 3.2 of the Company Disclosure Letter, free and clear of any restrictions on transfer (other than any generally applicable restrictions on transfer under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. To Company’s Knowledge, no Stockholder is a party to any option, warrant, purchase right or other contract or commitment that could require the Stockholder to sell, transfer or otherwise dispose of any capital stock of Company (other than this Agreement). From and after the Effective Time, all Employee Options and Warrants will be cancelled and shall represent no rights of any holder thereof except only the right of the holders of certain of the Employee Options and Warrants to receive cash as and the extent provided in Section 2.4(a).

3.3.  Noncontravention; Consents.  Neither the execution and the delivery of this Agreement, nor the consummation of  the  transactions  contemplated hereby, will (i), assuming the filing of the Certificate of Amendment as contemplated by Section 2.3, violate any provision of the charter or bylaws of any of Company and its Subsidiaries or (ii), assuming compliance with the matters referred to in the next sentence of this Section 3.3, (A) violate any Laws or Governmental Order to which any of Company and its Subsidiaries is subject or (B) with or without notice, lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Company and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii), such violation, breach, default, acceleration or other change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Except for (a) any FCC Consent, State PUC Consent or consent or approval of any other Governmental Entity identified in Section 3.3 of the Company Disclosure Letter, in each case as required by applicable Laws, (b) the filing of the Certificate of Amendment with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services pursuant to the Michigan Law, (c) the filing of the Certificate of Merger with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services pursuant to the Michigan Law and of appropriate documents with relevant authorities of other states in which Company is qualified to do business to reflect such Certificate of Merger filing, and (d) any other third party approvals as are reflected in Section 3.3 of the Company Disclosure Letter, including with respect to any Computer Software program and databases (other than commercial, non-exclusive end-user licenses having a total consideration, with respect to each license, of less than $50,000), the execution, delivery and performance by Company of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any Governmental Entity or any other third Person except for those that the failure to make or obtain would not be reasonably expected to have a Material Adverse Effect on Company.

3.4.  Compliance with Laws, Licenses.

(a)  Company and its Subsidiaries are not in violation of any Laws, License or Governmental Order applicable to any of the businesses in which any of Company and its Subsidiaries is engaged except to the extent that noncompliance would not reasonably be expected to have a Material Adverse Effect on Company and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or, to Company’s Knowledge, commenced, and currently pending, against any of them alleging any failure so to comply, except to the extent such failure would not reasonably be expected to have a Material Adverse Effect on Company.

(b)  Company and its Subsidiaries hold all permits, licenses, certificates, variances, exemptions, orders, approvals, tariffs, rate schedules and similar documents from Governmental Entities (collectively, “Licenses”) that are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner currently conducted, except where the failure to hold such Licenses would not reasonably be expected to have a Material Adverse Effect on Company. Section 3.4 of the Company Disclosure Letter sets forth all Licenses issued or granted to Company or any of its Subsidiaries by the FCC (“FCC Licenses”), all Licenses issued or granted to Company or any of its Subsidiaries by any state public utility commission or other state commission or authority regulating telecommunications businesses or services (“State Licenses”) and all Licenses issued or granted to Company or any of its Subsidiaries by any local government regulating telecommunications businesses or services or authorizing Company or any of its Subsidiaries to place facilities within the boundary of such local government (“Local Licenses” and, collectively with the FCC Licenses and the State Licenses, the “Communications Licenses”) and all other material Licenses held by Company or its Subsidiaries, together with any pending applications filed by Company or its Subsidiaries for Communications Licenses or other material Licenses that would be Licenses if issued or granted or for modification, extension or renewal of any License. Company has delivered to Parent correct and complete copies of all Licenses (including the applications related thereto) and all pending applications listed on Section 3.4 of the Company Disclosure Letter.

(c)  Each of Company and its Subsidiaries is in compliance in all material respects with each Communications License. Each of Company and its Subsidiaries is in compliance with (A) its obligations under each of the Licenses and (B) the rules and regulations of the Governmental Entity issuing such Licenses, except for any failures to be in compliance that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. There is not pending or, to the Knowledge of Company, threatened in writing before the FCC or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against Company or any of its Subsidiaries relating to any of the Licenses, except, in the case of Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company. As of the date of this Agreement, Company has received no written notice, and, as to any Communications License, has no Knowledge, that any event has occurred with respect to any such License or application that would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof. No written notice has been received and to Company’s Knowledge no investigation or review is pending or threatened in writing by any Governmental Entity with regard to any alleged violation by Company or any of its Subsidiaries of any License or any alleged failure by Company or any of its Subsidiaries to have any Licenses. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the Knowledge of Company, threatened in writing, any material application, petition, objection or other pleading with the FCC or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any License, except, in the case of Licenses other than Communications Licenses, for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.5.  Customers. Listed in Section 3.5 of the Company Disclosure Letter are the names and addresses of the 50 most significant separate customer billing accounts (by revenue) of Company and its Subsidiaries for the twelve-month period ended December 31, 2004 and the amount for which each such customer was invoiced during such period. As of the date of this Agreement, Company has not received any written notice nor does it have any Knowledge that any of the above-listed significant customers of Company or any of its Subsidiaries has ceased, or will cease, to use the products, equipment, goods or services of Company or any of its Subsidiaries, or has substantially reduced or will substantially reduce, the use of such products, equipment, goods or services at any time.

3.6.  No General Solicitation. Neither Company nor, to the Knowledge of Company, any Affiliate of Company or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Parent Shares to be delivered pursuant to this Agreement.

3.7.  Brokers’ Fees. Except for fees payable to Brown Brothers Harriman & Co. as set forth in the Company Disclosure Letter, neither Company nor its Subsidiaries has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.8.  Title to Assets. Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for (i) properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, (ii) Security Interests disclosed in Section 3.8 of the Company Disclosure Letter, (iii) Security Interests or imperfections of title that are not, individually, material in character, amount or extent and that do not, individually or in the aggregate, materially detract from the value or materially interfere with the present or presently contemplated use by Company of the assets subject thereto or affected thereby, (iv) Security Interests arising under conditional sale or title retention agreements, real property leases, equipment leases or lease purchase agreements that are disclosed in Section 3.8 of the Company Disclosure Letter, (v) Security Interests arising in the Ordinary Course of Business (including, but not limited to, liens for Taxes or governmental charges or levies, Security Interests of mechanics, carriers, workmen and repairmen, Security Interests incurred in connection with workmen’s compensation, unemployment insurance, social security and other like laws) for amounts that are not delinquent, except such Security Interests as are being contested in good faith, and (vi) Security Interests or imperfections of title that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

3.9.  Subsidiaries. Section 3.9 of the Company Disclosure Letter sets forth for each Subsidiary of Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of Company have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of each Subsidiary of Company is free and clear of any restrictions on transfer (other than generally applicable restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of Company and its Subsidiaries to sell, transfer or otherwise dispose of any capital stock, of any of its Subsidiaries or that could require any Subsidiary of Company to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Subsidiary of Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Company. None of Company and its Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association, which is not a Subsidiary of Company.

3.10.  Financial Statements. Company has furnished to Parent prior to the date of this Agreement audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of, and for the fiscal years ended, December 31, 2002, December 31, 2003 and December 31, 2004 (the “Most Recent Fiscal Year End”) for Company and its Subsidiaries, together with the reports of Company’s independent auditors thereon, and the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity, and cash flow as of, and for the fiscal quarter ended, March 31, 2005. Such financial statements so furnished and the subsequent unaudited quarterly financial statements that may be delivered to Parent as provided in this Agreement are collectively the “Financial Statements.” The Financial Statements (including the notes thereto) present fairly (or will present fairly, in the case of those furnished after the date hereof) the financial condition of Company and its Subsidiaries as of their respective dates and the results of operations of Company and its Subsidiaries for their respective periods (subject, in the case of the unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

3.11.  Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, Company and its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business of Company and its Subsidiaries. Since the Most Recent Fiscal Year End and prior to the date hereof, there has not been any Material Adverse Effect on Company. Since the Most Recent Fiscal Year End and prior to the date hereof:

(a)  none of Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than in the Ordinary Course of Business;

(b)  none of Company and its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses with the same other party or Affiliates of such other party) either involving more than $250,000 or other than in the Ordinary Course of Business;

(c)  no party (including any of Company and its Subsidiaries) has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses with the same other party or Affiliates of such other party) involving more than $250,000 to which any of Company and its Subsidiaries is a party or by which any of them is bound;

(d)  none of Company and its Subsidiaries has made any capital expenditure (or series of related capital expenditures) either involving more than $250,000 or other than in the Ordinary Course of Business;

(e)  none of Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions with the same other party or Affiliates of such other party) either involving more than $50,000 or other than in the Ordinary Course of Business;

(f)  none of Company and its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $50,000 singly or $250,000 in the aggregate;

(g)  none of Company and its Subsidiaries has delayed or postponed the payment of accounts payable or other Liabilities other than in the Ordinary Course of Business;

(h)  none of Company and its Subsidiaries has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or other than in the Ordinary Course of Business;

(i)  none of Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(j)  other than as contemplated by this Agreement, there has been no change made or authorized in the charter or bylaws of any of Company and its Subsidiaries;

(k)  none of Company and its Subsidiaries has issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock except for the issuance of shares of Common Stock upon exercise of Employee Stock Options or Warrants outstanding as of the Most Recent Fiscal Year End in accordance with their terms;

(l)  none of Company and its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash, property, stock or any combination thereof) or redeemed, purchased or otherwise acquired any of its capital stock;

(m)  none of Company and its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property that could reasonably be expected to have a Material Adverse Effect on Company;

(n)  none of Company and its Subsidiaries (x) has made any loan or advance to, or entered into any other transaction with, any of its directors, officers or stockholders, or (y) made any loans or advances to, or entered into any other transactions with, any of its employees that were in the aggregate as to an employee in excess of $10,000 at any one time outstanding, other than, in the case of transactions with officers or employees (including stockholders in their capacity as officers or employees) referenced in either of clause (x) or (y), employment arrangements in the Ordinary Course of Business;

(o)  none of Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(p)  none of Company and its Subsidiaries has granted any increase in the base compensation of any of its directors or officers or, other than in the Ordinary Course of Business, any of its employees;

(q)  none of Company and its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

(r)  none of Company and its Subsidiaries has made any other change in employment terms for any of its directors or officers;

(s)  none of Company and its Subsidiaries has made or pledged to make any charitable or other capital contribution other than in the Ordinary Course of Business; and

(t)  none of Company and its Subsidiaries has committed to any of the foregoing.

3.12.  Undisclosed Liabilities. There are no liabilities or obligations of Company or any Subsidiary of Company, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, nor any other facts or circumstances that would reasonably be expected to result in any liabilities or obligations of Company or any of its Subsidiaries, other than:

(a)  liabilities or obligations to the extent (i) reflected on the Most Recent Balance Sheet or (ii) readily apparent in the notes thereto;

(b)  liabilities or obligations incurred in the Ordinary Course of Business since the Most Recent Fiscal Year End (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law);

(c)  liabilities or obligations under this Agreement;

(d)  performance obligations under contracts required in accordance with their terms, or performance obligations to the extent required under applicable Laws, in each case to the extent arising after the date hereof; and

(e)  liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.13.  Antitakeover Statutes. No anti-takeover or similar statute or regulation under Michigan Law applies to any of the transactions contemplated by this Agreement. No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws or regulations enacted under Michigan Law or under any other laws of the State of Michigan apply to this Agreement or any of the transactions contemplated hereby.

3.14.  Tax Matters.

(a)  Each of Company and its Subsidiaries has filed all Tax Returns that it was required to file, except, in the case of Tax Returns other than federal or state income, sales and use Tax Returns, where failure to file such Return would not reasonably be expected to have a Material Adverse Effect on Company. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except where failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Company. None of Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where any of Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)  Each of Company and its Subsidiaries has, in all material respects, withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid, or owing to any employee, independent contractor, creditor, stockholder or other third party.

(c)  There is no dispute or claim concerning any Liability for any Tax of any of Company and its Subsidiaries either (A) claimed or raised by any Governmental Entity in writing received by Company or any of its Subsidiaries or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Company and its Subsidiaries has Knowledge based on personal contact with any agent of such Governmental Entity. Section 3.14 of the Company Disclosure Letter lists all federal, state and foreign income Tax Returns filed with respect to any of Company and its Subsidiaries for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are being audited. Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of Company and its Subsidiaries since December 31, 2002.

(d)  None of Company and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)  None of Company and its Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of Company and its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any Liability for the Taxes of any Person (other than any of Company and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(f)  Section 3.14 of the Company Disclosure Letter sets forth the following information with respect to each of Company and its Subsidiaries (or, in the case of clause (B) below, with respect to each of the Subsidiaries) as of the most recent practicable date: (A) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to Company or Subsidiary; and (B) the amount of any deferred gain or loss allocable to Company or Subsidiary arising out of any Deferred Intercompany Transaction. Promptly following the execution of this Agreement, Company shall update Section 3.14 of the Company Disclosure Letter to add (C) the basis of Company or Subsidiary in its assets and (D) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any Excess Loss Account).

3.15.  Real Property.

(a)  Neither Company nor any of its Subsidiaries owns any real property.

(b)  Section 3.15 of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to any of Company and its Subsidiaries. Company has delivered to Parent correct and complete copies of the leases and subleases with respect to the real property listed in Section 3.15 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.15 of the Company Disclosure Letter and, other than with respect to the Main Leases, except as would not reasonably be expected to have a Material Adverse Effect on Company:

(1)  the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

(2)  the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(3)  no party to the lease or sublease is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breach or default as would not reasonably be expected to have a Material Adverse Effect on Company;

(4)  no party to the lease or sublease has repudiated any provision thereof;

(5)  there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease;

(6)  with respect to each sublease, to the Knowledge of Company, the representations and warranties set forth in subsections (1) through (5) above are true and correct with respect to the underlying lease;

(7)  none of Company and its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(8)  all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including Licenses) required in connection with the operation thereof required to be obtained by Company or any of its Subsidiaries and have been operated and maintained by Company and its Subsidiaries in accordance with all Laws, except in each case (including the Main Leases) where failure to receive such approval or so operate and maintain would not reasonably be expected to have a Material Adverse Effect on Company;

(9)  all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(10)  to the Knowledge of Company, there are no restrictions that impair the current use or occupancy of the property that is subject to the lease.

3.16.  Intellectual Property.

(a)  Set forth in Section 3.16 of the Company Disclosure Letter is a complete and correct list of all material patents, patent applications, and all registrations or applications for registration of trademarks, servicemarks, copyrights and mask works owned or used by Company or its Subsidiaries. With respect to all Intellectual Property owned or used by Company or its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect on Company, (A) Company and/or its Subsidiaries own or have the right to use all of such Intellectual Property free and clear of any Security Interest, license or other restriction, other than commercial, non-exclusive end-user licenses having a total consideration, with respect to each license, of less than $50,000; (B) no proceedings have been instituted, are pending or, to the Knowledge of Company, are threatened in writing that challenge the rights of Company and/or its Subsidiaries, in respect of such Intellectual Property or the validity thereof and, to the Knowledge of Company, there is no basis for any such proceedings; (C) none of such Intellectual Property violates any Laws, or has at any time infringed on or violated any rights of others, or is being infringed by others; and (D) none of such Intellectual Property is subject to any outstanding Governmental Order except for rulings generated in the ordinary course of ex parte prosecution of applications for patents or for registration of trademarks, servicemarks, copyrights or mask works.

(b)  Company and its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by any of Company and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation or Company’s Subsidiary, on identical terms and conditions immediately subsequent to the Closing hereunder, except as such non-ownership or unavailability or change in terms would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each of Company and its Subsidiaries has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses, except where failure to take such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. None of Company and its Subsidiaries has any obligation to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to any item included in such Intellectual Property owned by Company or any of its Subsidiaries.

(c)  Except where failure so to operate and perform would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, the IT Assets of Company and its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by Company and its Subsidiaries for the operation of their respective businesses, and, except as the result of such malfunction or failure did not have a Material Adverse Effect on Company at the time, have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To the Knowledge of Company, no Person has gained unauthorized access to such IT Assets. Company and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

As used in this Agreement,

(1)  “Computer Software” means all computer software and databases (including source code, object code, and all related documentation).

(2)  “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

3.17.  Tangible Assets. Company and its Subsidiaries own or lease all buildings, machinery, equipment and other tangible assets necessary for the conduct of their businesses as presently conducted. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

3.18.  Contracts. Section 3.18 of the Company Disclosure Letter lists the following contracts and other agreements to which any of Company and its Subsidiaries is a party or by which its assets are bound, in each case as of the date of this Agreement (each contract or other agreement required to be so listed, a “Material Contract”):

(a)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the lease of personal property to or from any Person providing for annual lease payments in excess of $50,000 per annum;

(b)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the purchase of raw materials, commodities, supplies, products or other personal property, or for the receipt of services, the performance of which will extend over a period of more than one year or involve annual consideration in excess of $250,000;

(c)  any agreement (or group of related agreements with the same other party or Affiliates of such other party) for the sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing of services, that involves annual consideration in excess of $250,000

(d)  any agreement concerning a partnership or joint venture;

(e)  any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(f)  any agreement limiting the solicitation or hiring by Company or its Subsidiaries of employees or agents of, or the pursuit or consummation by Company or its Subsidiaries of investments in, or transactions with, any other Person or otherwise concerning competition or noncompetition by Company or its Subsidiaries;

(g)  any agreement with any of the Stockholders and their Affiliates (other than Company and its Subsidiaries);

(h)  any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(i)  any collective bargaining agreement;

(j)  any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $250,000 or providing severance benefits;

(k)  any agreement under which Company or its Subsidiaries (x) has made any loan or advance to any of its directors, officers or stockholders, or (y) has made any loans or advances to any of its employees that were in the aggregate as to an employee in excess of $10,000 at any one time outstanding;

(l)  any agreement under which Company or its Subsidiaries would be required, by its terms, to pay in excess of $250,000 to terminate the agreement; and

(m)  any other agreement (or group of related agreements with the same other party or Affiliates of such other party) the performance of which involves annual consideration in excess of $250,000.

Company has delivered to Parent a correct and complete copy of each written agreement listed in Section 3.18 of the Company Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3.18 of the Company Disclosure Letter. Except as the failure of this representation and warranty to be true and correct, individually or in the aggregate as to all such agreements, would not reasonably be expected to have a Material Adverse Effect, with respect to each such agreement, to Company’s Knowledge: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in material breach or material default, and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration under the agreement; and (D) no party has repudiated any material provision of the agreement.

3.19.  Notes and Accounts Receivable.  Listed in Section 3.19 of the Company Disclosure Letter are notes or accounts receivable of Company or any of its Subsidiaries in excess of $50,000.

3.20.  Powers of Attorney.   There are no outstanding powers of attorney executed on behalf of any of Company and its Subsidiaries.

3.21.  Insurance.   Section 3.21 of the Company Disclosure Letter sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which any of Company and its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage:

(a)  the name, address and telephone number of the agent;

(b)  the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c)  the policy number and the period of coverage;

(d)  the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e)  a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, to Company’s Knowledge: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither any of Company and its Subsidiaries nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (D) no party to the policy has repudiated any provision thereof. Each of Company and its Subsidiaries has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Neither Company nor any of its Subsidiaries has maintained any self-insurance arrangements during the past 5 years.

3.22.  Litigation. Section 3.22 of the Company Disclosure Letter sets forth each instance in which any of Company and its Subsidiaries is, as of the date of this Agreement, (i) subject to any outstanding Governmental Order or (ii) a party or, to the Knowledge of Company, threatened in writing to be made a party to any action, suit, proceeding, hearing or investigation of, in or before, any Governmental Entity or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or mediator. There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to Company’s Knowledge, threatened in writing, or, to the Knowledge of Jerry Finefrock, threatened, against Company or any of its Subsidiaries or (ii) litigations, arbitrations, investigations or other proceedings, or Governmental Orders relating thereto, pending or, to Company’s Knowledge, threatened in writing, or, to the Knowledge of Jerry Finefrock, threatened, against Company or any of its Subsidiaries before any Governmental Entity, including the FCC, except in the case of either clause (i) or (ii), for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.23.  Employees. To the Knowledge of Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Company and its Subsidiaries. None of Company and its Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. None of Company and its Subsidiaries has committed any unfair labor practice, except any such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company.

3.24.  Employee Benefits.

(a)  Section 3.24 of the Company Disclosure Letter lists each Employee Benefit Plan that any of Company and its Subsidiaries maintains or to which any of Company and its Subsidiaries contributes or has any obligation to contribute.

(1)  To the Knowledge of Company, each such Employee Benefit Plan (and each related trust; insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws.

(2)  To the Knowledge of Company, all material required reports and descriptions (including annual reports (IRS Form 5500), summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Employee Benefit Plan. To the Knowledge of Company, the requirements of COBRA have been met in all material respects with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan subject to COBRA.

(3)  All material contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time period prescribed by ERISA to each such Employee Benefit Plan that is an Employee Pension Benefit Plan and all material contributions for any period ending on or before the Closing Date that are not yet due have been made to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Company and its Subsidiaries. All premiums or other payments for all periods ending on or before the Closing Date that are due on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(4)  Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code Section 401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, and to the Knowledge of Company nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(5)  There is no Employee Benefit Plan that is an Employee Pension Benefit Plan.

(6)  Company has delivered to Parent correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent annual report (IRS Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each such Employee Benefit Plan.

(b)  With respect to each Employee Benefit Plan that any of Company, its Subsidiaries, and any ERISA Affiliate maintains or to which any of them contributes or has any obligation to contribute:

(1)  To the Knowledge of Company, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. No Fiduciary has any material Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the Knowledge of Company is threatened. None of the directors and officers (and employees with responsibility for employee benefits matters) of Company and its Subsidiaries has any Knowledge of any basis for any such action, suit, proceeding, hearing or investigation.

(2)  None of Company and its Subsidiaries has incurred any material Liability under COBRA with respect to any such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(c)  None of Company, its Subsidiaries and any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability (including withdrawal liability as defined in ERISA Section 4201) under or with respect to any Multiemployer Plan.

(d)  Section 3.24(d) of the Company Disclosure Letter lists each Employee Welfare Benefit Plan that any of Company and its Subsidiaries maintains, to which any of Company and its Subsidiaries contributes or has any obligation to contribute, and describes any Liability or potential Liability that may be incurred by or imposed on Company or any of its Subsidiaries with respect to medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with COBRA).

3.25.  Guaranties. None of Company and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

3.26.  Environmental, Health and Safety Matters.

(a)  Except as would not reasonably be expected to have a Material Adverse Effect on Company, the properties and facilities currently occupied by Company and its Subsidiaries are not being used by Company or its Subsidiaries to make, store, handle, treat, dispose, generate, or transport hazardous substances in violation of any Environmental, Health and Safety Requirement.

(b)  To the Knowledge of Company, hazardous substances have never been made, stored, handled, treated, disposed of, generated, or transported on or from the properties and facilities occupied by Company and its Subsidiaries during the term of such occupancy, except in accordance with Environmental, Health and Safety Requirements and except as would not reasonably be expected to have a Material Adverse Effect on Company.

(c)  The properties, facilities and operations of Company and its Subsidiaries and their respective predecessors and Affiliates have complied and are in compliance in all material respects with all applicable Environmental, Health and Safety Requirements. Without limiting the generality of the foregoing, each of Company, its Subsidiaries and their respective Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business, except for those the failure of which to obtain or comply or be in compliance with would not reasonably be expected to result in a Material Adverse Effect on Company, a list of all such permits, licenses and other authorizations is set forth in Section 3.26 of the Company Disclosure Letter.

(d)  To the Knowledge of Company, none of the properties, facilities or operations of Company and its Subsidiaries is subject to any judicial or administrative proceedings alleging the violation of any applicable Environmental, Health and Safety Requirements.

(e)  To the Knowledge of Company, none of the properties, facilities or operations of Company and its Subsidiaries is the subject of federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other hazardous, illegal or unlawful substance into the environment.

(f)  Neither Company nor its Subsidiaries has filed any notice under any Environmental, Health and Safety Requirements indicating past or present treatment or disposal of a hazardous waste, hazardous substance or any petroleum or petroleum product, or reporting a spill or release of a hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other substance into the environment.

(g)  None of Company and its Subsidiaries have within the past year received written notice nor are they aware of any Liability of any of Company and its Subsidiaries in connection with any release of any hazardous or toxic waste, substance or constituent, any petroleum or petroleum product or any other substance into the environment.

3.27.  Certain Business Relationships with Company and its Subsidiaries. None of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with any of Company and its Subsidiaries within the past 12 months, and none of the Company’s employees, the Stockholders and their respective Affiliates owns any asset, tangible or intangible, that is used in the business of any of Company and its Subsidiaries.

3.28.  Accounts; Lockboxes; Safe Deposit Boxes. Section 3.28 of the Company Disclosure Letter contains a true and complete list of (i) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which any of Company and its Subsidiaries has an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto and (ii) the location of all lockboxes and safe deposit boxes of Company or its Subsidiaries and the names of all persons authorized to draw thereon or have access thereto. The Stockholders and their Affiliates have not commingled monies or accounts of Company or its Subsidiaries with other monies or accounts of the Stockholders and their Affiliates or relating to their other businesses nor have the Stockholders or their Affiliates transferred monies or accounts of Company or its Subsidiaries other than to an account of Company or its Subsidiaries. At the Effective Time, all monies and accounts of Company and its Subsidiaries shall be held by, and be accessible only to, Company or its Subsidiaries.

3.29.  Securities. To the Knowledge of Company, the outstanding shares of Company were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

3.30.  Accounting Matters. Listed in Section 3.30 of the Company Disclosure Letter are all predecessor companies of Company, the names of any Persons from which, since January 1, 1999, Company previously acquired material properties or assets in a single transaction or series of related transactions with a single party in excess of $2,000,000, and the changes in Company’s capital structure and capital stock ownership since October 1, 2003.

3.31.  Disclosure. The representations and warranties contained in this ARTICLE III do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained in this ARTICLE III, in the light of the circumstances under which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter (subject to Section 10.13(c)) delivered to Company by Parent at or prior to entering into this Agreement (the “Parent Disclosure Letter”), or, to the extent that the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the Parent SEC Documents filed prior to the date hereof, Parent hereby represents and warrants to Company that:

4.1.  Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not be reasonably expected to have a Material Adverse Effect on Parent. Neither of Parent or Merger Sub is in default under or in violation of any provision of its charter or bylaws. The respective forms of Parent’s Amended and Restated Certificate of Incorporation and Bylaws, as incorporated by reference in Parent’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC are correct and complete copies of Parent’s charter and bylaws as amended to the date of this Agreement.

4.2.  Capitalization. The entire authorized capital stock of Parent consists of 105,000,000 Parent Shares, of which 100,000,000 shares are designated as Parent Stock and 5,000,000 shares are designated as preferred stock. As of March 31, 2005, 27,212,160 shares of Parent Stock were issued and outstanding, 1,315,789 shares of Parent Stock were held in treasury and no shares of the authorized Parent preferred stock were issued or outstanding. Other than options for 4,686,628 shares of Parent Stock, warrants for 490,472 shares of Parent Stock, the rights under Parent’s Rights Agreement, dated as of August 19, 1999, as amended, and a maximum of 655,135 additional shares of Parent Stock (subject to increase upon the expiration, other termination or surrender, unexercised, of any options referenced above issued pursuant to such plans) authorized and available for grant and issuance pursuant to employee or director benefit plans, there were, as of March 31, 2005, no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments as of such date that could require Parent to issue, sell or otherwise cause to become outstanding any of its capital stock. The entire authorized capital stock of Merger Sub consists of 60,000 shares, no par value, all of one class designated as common, of which 100 shares are issued and outstanding.

4.3.  Authorization of Transaction. Each of Parent and Merger Sub has all requisite corporate power and authority to, and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement. This Agreement is a valid and binding agreement of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Subsidiary of Parent executing the Switch Lease has all requisite corporate power and authority to, and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under the Switch Lease, and the Switch Lease, when executed by such Subsidiary, will be a valid and binding agreement of such Subsidiary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as indemnification obligations hereunder may be limited by applicable securities laws.

4.4.  Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the charter or bylaws of any of Parent and its Subsidiaries or (ii), assuming compliance with the matters referred to in the next sentence of this Section 4.4, (A) violate any Laws or Governmental Order to which any of Parent and its Subsidiaries is subject or (B) with or without notice, lapse of time or both, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of Parent and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except, in the case of clause (ii), such violation, breach, default, acceleration or other change that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Except for (a) any FCC Consent, State PUC Consent or consent or approval of any other Governmental Entity identified in Section 3.3 of the Company Disclosure Letter or in Section 4.4 of the Parent Disclosure Letter, in each case as required by applicable Laws, (b) the filing of the Certificate of Merger with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services pursuant to the Michigan Law and of appropriate documents with relevant authorities of other states in which Company is qualified to do business to reflect such Certificate of Merger filing, (c) filings by Parent under, and compliance by Parent with the requirements under, the Securities Exchange Act, the Securities Act, applicable state securities laws and the applicable requirements of Nasdaq and (d) any other third party approvals as are reflected in Section 4.4 of the Parent Disclosure Letter, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any Governmental Entity or any other third Person except for those that the failure to make or obtain would not be reasonably expected to have a Material Adverse Effect on Parent.

4.5.  Brokers’ Fees. Except for fees payable to Green Mountain Finance LLC, neither Parent nor Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of Company and its Subsidiaries could become liable or obligated.

4.6.  Company Reports.

(a)  A true and complete copy of each annual, quarterly and other report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2004 (the forms, statements, reports and documents filed by Parent with the SEC since January 1, 2004 and those filed with the SEC subsequent to the date of this Agreement, if any, including any amendments thereto, the “Parent SEC Documents”) is available on the web site maintained by the SEC at http: //www.sec.gov. As of their respective filing dates, the Parent SEC Documents complied or will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC promulgated thereunder in effect on such dates and applicable to such Parent SEC Documents, except in each case to the extent superseded or amended by a Parent SEC Document filed prior to the date hereof. As of their respective dates, none of the Parent SEC Documents contained, and none of the Parent SEC Documents filed with the SEC subsequent to the date hereof will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded or amended by Parent SEC Documents filed subsequently and prior to the date hereof. The Parent SEC Documents included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of Parent’s outside auditors required by Section 404 of the SOX Act.

(b)  Management of Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act). Such disclosure controls and procedures: (i) are designed to ensure that material information relating to Parent and its Subsidiaries is made known to Parent’s chief executive officer and its chief financial officer by others within those entities, particularly during the periods in which Parent’s reports and filings under the Securities Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (iii) except as may be indicated in the Parent SEC Documents, are effective to perform the functions for which they were established. Neither Parent’s auditors nor the Audit Committee of the Parent Board have been advised of: (x) except as may be indicated in the Parent SEC Documents, any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act) of Parent that have materially affected Parent’s internal control over financial reporting; or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Parent.

(c)  Since December 31, 2003, neither Parent, any of its Subsidiaries, nor any director, officer, employee, auditor, accountant or representative of Parent or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of either of Parent, its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or its Subsidiaries, whether or not employed by Parent or its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or its Subsidiaries or any of their officers, directors, employees or agents to the board of directors of Parent or its Subsidiaries or any committee thereof or to any director or officer of Parent or its Subsidiaries.

(d)  The consolidated financial statements of Parent included in the Parent SEC Documents, in each case as they may have been amended or superseded by Parent SEC Documents filed subsequently and prior to the date hereof, complied or, in the case of Parent SEC Documents filed with the SEC subsequent to the date hereof, will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared or, in the case of Parent SEC Documents filed with the SEC subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that unaudited financial statements do not contain footnotes and other presentation items that may be required by GAAP) and fairly present or, in the case of Parent SEC Documents filed with the SEC subsequent to the date hereof, will fairly present Parent’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the unaudited financial statements to normal year end adjustments that will not be material in amount or effect.

4.7.  Authorization for Parent Shares; Capital Resources.

(a)  Parent will take all necessary action prior to the Closing Date to permit it to issue the number of Parent Shares required to be issued in the Merger pursuant to this Agreement.

(b)  All of the Parent Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger and issuance thereof in exchange for Company Shares in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and no Person will have any preemptive right of subscription or purchase in respect thereof.

(c)  All Parent Shares issued pursuant to this Agreement will, when issued, be registered or exempt from registration under the Securities Act and the Securities Exchange Act and registered or exempt from registration under any applicable state securities laws.

(d)  Parent has sufficient capital resources to pay the Cash Component of the Merger Consideration.

4.8.  NASDAQ Compliance. Parent is in compliance with all applicable maintenance criteria and other requirements necessary to permit continued listing of the Parent Shares on the NASDAQ, and Parent has not received evidence to the contrary from the NASD.

4.9.  No Material Adverse Changes. Since December 31, 2004, Parent and its Subsidiaries have conducted their businesses only in, and have not engaged in any material transaction other than in accordance with, the Ordinary Course of Business of Parent and its Subsidiaries. Since December 31, 2004 to the date hereof, there has not been any Material Adverse Effect on Parent.

4.10.  Undisclosed Liabilities. There are no liabilities or obligations of Parent or any Subsidiary of Parent, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, nor any other facts or circumstances that would reasonably be expected to result in any liabilities or obligations of Parent or any of its Subsidiaries, other than:

(a)  liabilities or obligations to the extent (i) reflected on the consolidated balance sheet of Parent or (ii) readily apparent in the notes thereto, in each case included in Parent’s annual report on Form 10-K for the year ended December 31, 2004;

(b)  liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2004 (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law);

(c)  liabilities or obligations under this Agreement;

(d)  performance obligations under contracts required in accordance with their terms, or performance obligations to the extent required under applicable Laws, in each case to the extent arising after the date hereof; and

(e)  liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

4.11.  Compliance with Laws. The businesses of Parent and each of its Subsidiaries have not been conducted in violation of any Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened in writing, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent. Each of Parent and its Subsidiaries has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which or the noncompliance with which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

4.12.  Litigation.  There is no action, suit, investigation or proceeding pending, or, to the Knowledge of Parent, threatened in writing, against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any such Subsidiary may be liable before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, as to which there is a reasonable likelihood that such action, suit, investigation or proceeding will be resolved in a manner adverse to Parent or any of its Subsidiaries, except where such adverse resolution would not reasonably be expected to have a Material Adverse Effect on Parent.

4.13.  No General Solicitation.  Neither Parent nor, to the Knowledge of Parent, any Affiliate of Parent or any person acting on its or their behalf has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Parent Shares to be delivered pursuant to this Agreement.

        ARTICLE V
COVENANTS

5.1.  Interim Operations. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

(a)  Company shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date. Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Company and its Subsidiaries, maintain the validity of the Communications Licenses and, except as disclosed in Section 5.1 of the Company Disclosure Letter, comply in all material respects with all requirements of the Communications Licenses and the rules and regulations of the FCC and State PUCs. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement or as permitted in Section 5.6(d), (B) as Parent may approve in writing, (C) as set forth in Section 5.1(a) of the Company Disclosure Letter and (D), in the case of any of the following clauses in this Section 5.1(a), as may be expressly permitted by another of the following clauses in this Section 5.1(a), the Company will not and will not permit its Subsidiaries to:

(1)  except for the Articles Amendment, adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments or amend any term of the Company Shares;

(2)  merge or consolidate Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of Company that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(3)  acquire assets outside of the Ordinary Course of Business from any other Person with a value or purchase price in excess of $50,000 in the aggregate, other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and as otherwise set forth in Section 5.1(a)(3) of the Company Disclosure Letter, and other than capital expenditures as permitted by Section 5.1(a)(12);

(4)  (x) enter into any material line of business in any geographic area other than the current lines of business of Company or any of its Subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof or (y) engage in the conduct of any business in any state that would require the receipt or transfer of a Communications License;

(5)  file for any License outside of the Ordinary Course of Business;

(6)  other than as set forth in Section 5.1(a)(6) of the Company Disclosure Letter and other than the issuance of shares of Common Stock upon exercise of Employee Stock Options or Warrants or conversion of shares of Preferred Stock outstanding as of the date of this Agreement, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Company or any its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(7)  other than (i) in connection with receivables facilities and securitizations as in effect on the date hereof and disclosed in the Company Disclosure Letter and renewals thereof in the Ordinary Course of Business, (ii) in connection with the refinancing of Company’s indebtedness under its credit facility as in effect on the date hereof and disclosed in the Company Disclosure Letter, (iii) Liens created or incurred to secure the purchase price of assets acquired as permitted by Section 5.1(a)12) and (iv) Liens described in clause (ii), (iii), (iv), (v) or (vi) of Section 3.8, create or incur any Lien on any assets of the Company or any of its Subsidiaries;

(8)  other than loans and advances to employees of Company or its Subsidiaries in the Ordinary Course of Business and not in excess of $10,000 at any time outstanding to any employee, make any loans, advances or capital contributions to or investments in any Person (other than Company or any direct or indirect wholly owned Subsidiary of Company);

(9)  declare, set aside or pay any dividend or distribution with respect to Company’s capital stock (whether in cash, stock or property or any combination thereof) or redeem, purchase or acquire any of its capital stock;

(10)  reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(11)  other than (i) in connection with receivables facilities and securitizations as in effect on the date hereof and disclosed in the Company Disclosure Letter and renewals thereof in the Ordinary Course of Business, (ii) in connection with the refinancing of Company’s indebtedness under its credit facility as in effect on the date hereof and disclosed in the Company Disclosure Letter, and (iii) indebtedness incurred to finance the capital expenditures permitted by Section 5.1(a)(12) and guarantees thereof, incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(12)  except for the capital expenditures set forth in Section 5.1(a)(12) of the Company Disclosure Letter and asset acquisitions otherwise permitted by Section 5.1(a)(3) (without giving effect to the exception therein for capital expenditures as permitted by this clause (12)), make or authorize any capital expenditure;

(13)  enter into any contract or other agreement (x) that would have been a Material Contract as described in Section 3.18 (d), (f) or (g) had it been entered into prior to the date of this Agreement, (y) other than in the Ordinary Course of Business, that involves annual consideration in excess of $50,000 or (z) that involves annual consideration in excess of $250,000 and is not terminable by Company and its Subsidiaries without additional payment or penalty (including by any acceleration of remaining amounts), upon not more than 90 days’ notice;

(14)  make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Laws or except as Company, based upon the advice of its independent auditors after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(15)  settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount to be paid by Company or any of its Subsidiaries in excess of $25,000 or that would be reasonably likely to have any adverse impact on the operations of Company or any of its Subsidiaries;

(16)  other than in the Ordinary Course of Business, (i) amend or modify in any material respect adverse to Company or its Subsidiaries, or terminate or waive any material right or benefit of Company or its Subsidiaries under, any Material Contract, or (ii) cancel, modify or waive any debts or claims held by it or waive any rights;

(17)  sell, lease, license or otherwise dispose of any assets of Company or its Subsidiaries except (i) in the Ordinary Course of Business or obsolete assets or (ii) as set forth in Section 5.1(a)(17) of the Company Disclosure Letter;

(18)  except as (x) required pursuant to existing written, binding agreements in effect prior to the date of this Agreement or as otherwise required by applicable Laws, (y) set forth in Section 5.1(a)(18) of the Company Disclosure Letter or (z) the costs and expenses of which will be a Transaction Expense or Severance Amount, (i) enter into any commitment to provide any severance or termination benefits to (or amend any existing arrangement with) any director, officer or employee of Company or any of its Subsidiaries, other than for severance or termination benefits to employees (other than officers) in the Ordinary Course of Business consistent with past practice and pursuant to the terms of plans, programs or arrangements in effect prior to the date of this Agreement and disclosed on Section 3.18 or 3.25 of the Company Disclosure Letter, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement or as a result of ordinary pay raises or promotions), (iii) enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries other than pursuant to the terms of any plan or agreement in effect on the date hereof and disclosed on Section 3.18 or 3.25 of the Company Disclosure Letter, (iv) establish, adopt, amend or terminate any employee or director compensation or other benefit, employment or severance plan, program or agreement (including Employee Benefit Plans, each, a “Compensation Plan”), except for technical amendments in the Ordinary Course of Business, provided that such amendments do not materially increase the cost of such arrangements to Company, (v) increase the compensation, bonus or other benefits of, make any new awards under any Compensation Plan to, or pay any bonus to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, except for increases, new awards or payments in the Ordinary Course of Business for employees who are not officers of Company, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Compensation Plan, except as required pursuant to the terms thereof as in effect as of the date of this Agreement, (vii) take any action to accelerate the vesting or payment of any compensation or benefits under any Compensation Plan, to the extent not already required in any such Compensation Plan, or (viii) enter into any collective bargaining agreements; provided, however, that the prohibitions contained in the foregoing clauses (i) and (v) shall not apply in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice;

(19)  take any action that may reasonably be expected to jeopardize the validity of any of the Communications Licenses or result in the revocation, surrender or any adverse modification of, forfeiture of, or fail to renew under regular terms, any of the Communications Licenses, (b) fail to prosecute with due diligence any pending applications with respect to the Communications Licenses, including any renewals thereof, and (c) with respect to Communications Licenses, fail to make all material filings and reports and pay all material fees necessary or reasonably appropriate for the continued operation of the Business, as and when such approvals, consents, permits, licenses, filings, or reports or other authorizations are necessary or appropriate or (d) fail to initiate appropriate steps to renew any material Licenses held by Company or any of its Subsidiaries that are scheduled to terminate prior to or within 60 days after the Effective Time or to prosecute any pending applications for any material License; or

(20)  agree or commit to do any of the foregoing.

(b)  Parent shall not knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably and foreseeably likely to prevent the consummation of the Merger by the Termination Date. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Company may approve in writing or (C) as set forth in Section 5.1(b) of the Parent Disclosure Letter, Parent will not and will not permit its Subsidiaries to:

(1)  adopt or propose any material change in Parent’s certificate of incorporation or by laws or other applicable governing instruments or amend any term of the shares of Parent Stock;

(2)  merge or consolidate Parent or Merger Sub with any other Person, sell all or substantially all of Parent’s assets or adopt a plan of liquidation of Parent;

(3)  enter into or acquire any new line of business that (i) is material to Parent and its Subsidiaries taken as a whole and (ii) is not strategically related to the current business or operations of Parent and its Subsidiaries;

(4)  except for shares of Parent Stock issued for fair value in arm’s length transactions and other than the issuance of shares in the ordinary course of business consistent with past practices pursuant to Parent employee benefit plans, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Parent or any of its Subsidiaries (other than the issuance of shares by a wholly owned Subsidiary of Parent to Parent or another wholly owned Subsidiary of Parent), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(5)  declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on any shares of Parent Stock or on any shares of capital stock of any Subsidiary, other than by wholly owned Subsidiaries;

(6)  reclassify, split, combine or subdivide, or repurchase, redeem or otherwise acquire at prices above fair market value, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock; or

(7)  agree or commit to do any of the foregoing.

5.2.  Listing. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in connection with the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

5.3.  Filings; Other Actions; Notification.

(a)  Company shall promptly after the date of this Agreement prepare and distribute to the Stockholders a notice of the Company Special Meeting and related materials.

(b)  Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than 5 business days after the date of this Agreement all applications required to be filed with the FCC; provided, however, that the failure to file within 5 business days will not constitute a breach of this Agreement) and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.3 (i) shall require, or be construed to require, Parent to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or its Subsidiaries, or to cause its Subsidiaries to do or agree to do any of the foregoing, in each case that would take effect prior to the Effective Time, or (ii) shall require, or be construed to require, Parent to take or to refrain from taking any action, to agree to any restriction with respect to any assets or operations of Parent or Company or its respective Subsidiaries, or to cause its Subsidiaries to do or agree to do any of the foregoing, if any such action, failure to act, restriction or agreement, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on it or a Combined Material Adverse Effect. Subject to applicable Laws relating to the exchange of information, Parent and Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. To the extent permitted by law, each Party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and Company. In exercising the foregoing rights, each of Company and Parent shall act reasonably and as promptly as practicable.

(c)  To the extent permitted by law, Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Affiliates to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)  Subject to applicable Laws and the instructions of any Governmental Entity, Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Company shall give prompt notice to Parent of any change, fact or condition of which it has Knowledge that is reasonably expected to result in a Material Adverse Effect on Company or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to Company of any change, fact or condition of which it has Knowledge that is reasonably expected to result in a Material Adverse Effect on Parent or of any failure of any condition to Company’s obligations to effect the Merger.

(e)  Subject to the proviso set forth in Section 5.3(b), Parent’s and Company’s obligations under this Section 5.3 shall include, without limitation, the obligation to use their respective reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including using reasonable best efforts to seek to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated.

5.4.  Company Financial Statements. As soon as reasonably practicable, but in any event within 20 days after the end of each calendar month commencing with May 2005, Company will deliver to Parent unaudited consolidated balance sheets of Company and its Subsidiaries as of the end of such calendar month and as at the end of the comparative month in the preceding year, together with unaudited summaries of consolidated earnings of Company and its Subsidiaries for such such calendar month and for the comparative month in the preceding year. As soon as reasonably practicable, but in any event within 45 days after the end of each fiscal quarter of Company, commencing with the quarter ended March 31, 2005, Company will deliver to Parent unaudited consolidated balance sheets of Company and its Subsidiaries as at the end of such fiscal quarter and as at the end of the comparative fiscal quarter of the preceding year, together with the unaudited statements of consolidated income and cash flows for the fiscal quarters then ended.

5.5.  Access. Each Party shall permit (and shall cause each of its Subsidiaries to permit) representatives of the other Parties to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each Party and their respective Subsidiaries, other than information or documentation relating to Acquisition proposals by third parties, except as provided in Section 5.8, and provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by any Party herein. Any investigation pursuant to this Section 5.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Parties and their Subsidiaries.

5.6.  Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)  From and for six years after the Effective Time, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present and former officer and director of the Company and of any Subsidiary of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Michigan Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. The Indemnified Person shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of his or her own choosing reasonably acceptable to the Surviving Corporation and the Surviving Corporation shall cooperate in the defense thereof, provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Persons, other than local counsel, in any one jurisdiction, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

(b)  Any Indemnified Person wishing to claim indemnification under Section 5.6(a), upon learning of any such claim, action, suit, proceeding or investigation that may give rise to such claim, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Person except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation does not elect to assume such defense or counsel for the Indemnified Persons advises that there are issues that raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel satisfactory to them, and Parent and the Surviving Corporation shall jointly and severally be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 5.6(b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction unless the use of one counsel for such Indemnified Persons would present such counsel with a conflict of interest; provided, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Persons will use their reasonable efforts to cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that Parent and the Surviving Corporation shall not have any obligation under this Agreement to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable law.

(c)  If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d)  Company may purchase a six-year “tail” prepaid policy prior to the Effective Time on terms with respect to coverage and amount substantially comparable to, but no less favorable to Company and the Indemnified Persons than, those under the directors’ and officers’ liability policy maintained by Company and in effect on the date hereof, provided that the amount paid by Company for such “tail” policy shall not exceed $90,000 unless the full amount of the excess is included as a Transaction Expense.

(e)  The rights of each Indemnified Person under this Section 5.6 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under Michigan Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and may not be changed as to an Indemnified Person without the consent of the Indemnified Person.

(f)  The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their heirs and legal representatives.

5.7.  Employee Benefits After the Merger.

(a)  Until at least the earlier of the 120th day after the Effective Time and December 31, 2005, Parent shall cause the Surviving Corporation to provide those of its and its Subsidiaries’ employees who were employed by Company or its Subsidiaries immediately prior to the Effective Time with compensation and employee benefits at least as favorable, in the aggregate, as the compensation and benefits provided by Company and its Subsidiaries to such employees immediately prior to the date hereof. The preceding sentence shall not preclude Parent or the Surviving Corporation at any time following the Effective Time from terminating the employment of any Company employee.

(b)  Parent shall, or shall cause the Surviving Corporation to, give each Company employee full credit in respect of his or her employment with Company or its Subsidiaries prior to the Effective Time for purposes of eligibility, vesting, level of benefits and service under any new employee benefit plans offered by the Surviving Corporation after the Merger (“Surviving Corporation New Plans”) or any Parent Employee Benefit Plan in which the Company employee is permitted to participate (to the extent that the corresponding Company Employee Benefit Plan currently provided to Company employees gave such credit).

(c)  From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (only to the extent such limitations or waiting periods did not apply to the Company employees under the Company Employee Benefit Plans) under any group health plans of Parent, or any group health plans constituting Surviving Corporation New Plans, in which Company employees are permitted to participate to be waived with respect to the Company employees and their eligible dependents and (ii) give each Company employee credit for the plan year in which the Effective Time occurs toward applicable deductibles and annual out-of-pocket limits under group health plans of Parent or group health plans constituting Surviving Corporation New Plans for expenses incurred prior to the Effective Time under the Benefit Plans.

(d)  From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor, without modification, perform all acts and pay all amounts required or due under or with respect to each Company Benefit Plan and each agreement that relates to any current or former employee of the Company and its Subsidiaries or the terms of any such employee’s employment or termination of employment, including, without limitation, all employment, retention, change of control, employment protection, severance, termination, consulting, deferred compensation, executive pension and retirement, welfare and fringe benefit agreements, plans and programs.

(e)  Parent acknowledges and agrees that the consummation of the transactions contemplated by this Agreement will constitute a “change of control” of the Company for purposes of each Company Benefit Plan and each program, policy and agreement covering any current or former employee of the Company and its Subsidiaries as has been specifically indicated in Section 5.7(e) of the Company Disclosure Letter to have any such “change of control” provisions, and, accordingly agrees to, and agrees to cause the Surviving Corporation to, honor all provisions relating to a change of control under such Company Benefit Plans, programs, policies and agreements as have been specifically indicated in Section 5.7(e) of the Company Disclosure Letter to have any such “change of control” provisions.

(f)  Notwithstanding the foregoing, nothing in this Section 5.7 shall preclude Parent from seeking to (i) modify any employment agreement with the consent of the affected employee or employees or (ii) modify any Company Benefit Plan to the extent such modification is permitted by the terms of such Company Benefit Plan and is consistent with Section 5.7(a).

5.8.  Lockup Agreement; Transfer Restrictions. Each Preferred Stockholder, by its receipt of any Parent Shares as Merger Consideration and without any further action by or on behalf of such Preferred Stockholder, and in part consideration of the issuance of such Parent Shares to it, shall be deemed to have acknowledged and agreed, and acknowledges and agrees, with and for the benefit of Parent as follows, and all Parent Shares issued as Merger Consideration are subject, and all holders of such Parent Shares are bound by, to the following:

(a)  Except only as provided in the last sentence of this Section 5.8(a), such Preferred Stockholder shall not, for the period from the Closing Date and ending on the first anniversary of the Closing Date, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any part of the Parent Shares issued to it in accordance with the terms of this Agreement (the “Merger Shares”), any options or warrants convertible or exercisable into such Merger Shares, or any other securities convertible into, exchangeable for or that represent the right to receive such Merger Shares (except pursuant to the Escrow Agreement). The foregoing restriction precludes such Preferred Stockholder from engaging in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of such Merger Shares even if such Merger Shares would be disposed of by someone other than such Preferred Stockholder, and such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of such Merger Shares or with respect to any security that includes, relates to, or derives any part of its value from such Merger Shares. Notwithstanding the foregoing, but subject to any other provisions of this Section 5.8(a), such Preferred Stockholder may sell, pledge or otherwise dispose of up to an amount equal to 25% of such Merger Shares in any three-month period, commencing on the first day of the calendar month beginning after the Closing Date.

(b)  Stop transfer instructions will be given to Parent’s transfer agents with respect to the Merger Shares and there will be placed on the certificates for the Merger Shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate are subject to and may only be transferred in accordance with the terms of an agreement dated May 23, 2005, between the registered holder hereof and Talk America Holdings, Inc., a copy of which agreement is on file at the principal offices of Talk America Holdings, Inc.”

(c)  The Merger Shares were offered and issued in a transaction not involving a public offering, have not been registered under the Securities Act and cannot be resold, pledged, assigned or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in each case in accordance with any applicable securities laws of any state of the United States.

(d)  Stop transfer instructions will be given to Parent’s transfer agents with respect to the Merger Shares and there will be placed on the certificates for the Merger Shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and such shares may not be sold or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933 or pursuant to an effective registration statement under the Securities Act of 1933. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated May 23, 2005 between the registered holder hereof and Talk America Holdings, Inc., a copy of which agreement is on file at the principal offices of Talk America Holdings, Inc.”

(e)  The legend set forth in Section 5.8(d) shall be removed from a certificate representing Merger Shares by delivery of substitute certificates without such legend if such Preferred Stockholder shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act or upon sale of the Merger Shares represented by such certificate pursuant to an effective registration statement under the Securities Act.

5.9.  Notices and Filing by Company. As promptly as practicable, but in no event more than three business days, after the date hereof, Company shall give to all Stockholders the notices of the approval and adoption of this Agreement and the Merger and the approval of the Articles Amendment required to be given pursuant to Section 450.1407 of the Michigan Law and the Secretary of Company shall certify in writing to Parent that such notice has been given as so required.

  (b)  Not later than immediately prior to the Closing, Company shall execute and file with the Michigan Department of Labor & Economic Growth, Bureau of Commercial Services, a certificate of amendment (the “Certificate of Amendment”) with respect to the Articles Amendment as provided in Section 450.1631 of the Michigan Law and shall give notice thereof to the Stockholders as and to the extent required by Section 450.1764(2) of the Michigan Law, and the Secretary of Company shall certify in writing to Parent that such notice has been given as so required.

ARTICLE VI
CONDITIONS TO OBLIGATIONS TO CLOSE

6.1.  Conditions to Each Party’s Obligation. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:

(a)  (i) All approvals and authorizations required to be obtained in respect of the FCC Licenses, the Michigan State Licenses and the Ohio State Licenses for the consummation of the Merger shall have been obtained; and (ii) all other Governmental Consents the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that Company or its directors or officers would be subject to risk of criminal liability or to risk of civil liability for which they are not entitled to indemnification by Company (or the Surviving Corporation), shall have been made or obtained. For purposes of this Agreement, “Governmental Consents” means all notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by Company or Parent or any of their respective Subsidiaries with, or obtained prior to the Effective Time by Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby.

(b)  Neither any Laws or Governmental Order shall be enacted, promulgated, entered, enforced or deemed applicable to the Merger nor any other action shall have been taken by any Governmental Entity that is in effect and that (i) restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement or (ii) that makes the purchase of, or payment for, some or all of Company Shares illegal.

(c)  The Parent Shares to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance;

6.2.  Conditions to Obligation of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to consummate the Merger are also subject to satisfaction or waiver by Parent or Merger Sub of the following conditions at or prior to the Effective Time:

(a)  (i) Each of the representations and warranties of Company set forth in the first three and the last sentences of Section 3.1(a) and in Sections 3.1(b), 3.1(c), 3.1(d), 3.2, 3.3(i) and 3.13 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

(b)  Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

(c)  No Governmental Entity of applicable jurisdiction shall have instituted (or, if instituted, shall not have withdrawn) any proceeding seeking any Governmental Order and no Governmental Entity shall have instituted any civil, criminal or administrative action, suit, claim, hearing, investigation or other proceeding the existence of which would, in the reasonable judgment of Parent, individually or in the aggregate, be reasonably likely to result in a failure of the condition set forth in Section 6.1(b).

(d)  All Governmental Consents (other than those described in Section 6.1(a)(i)) the failure of which to make or obtain would, individually or in the aggregate, (i) reasonably be expected to result in a Combined Material Adverse Effect or (ii) provide a reasonable basis to conclude that Parent or any of its directors or officers would be subject to the risk of criminal liability, shall have been made or obtained (such consents, together with those consents that are conditions under Section 6.1(a)(i) being the “Required Governmental Consents”). All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Combined Material Adverse Effect.

(e)  Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract set forth in Section 6.2(e) of the Company Disclosure Letter to which Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement except where the failure to obtain such consent or approval, individually or in the aggregate, would not reasonably be expected to result in a Combined Material Adverse Effect.

(f)  Parent and Merger Sub shall have received the resignations, effective as of the Closing, of each director and officer of Company and its Subsidiaries other than those whom Parent shall have specified in writing at least five business days prior to the Closing.

(g)  Company and the Representatives shall have delivered to Parent and Merger Sub an executed counterpart of the Escrow Agreement.

(h)  There shall not have been any material default by Company or its Subsidiaries under the Switch Lease and shall be in full force and effect.

(i)  Parent shall have received a certificate dated the Closing Date and signed on behalf of Company by the chief executive officer and the chief financial officer of Company certifying as to the respective amounts of the Transaction Costs and the Severance Amount (the “Closing Costs Certificate”).

Subject to the provisions of applicable law, Parent and Merger Sub may waive, in whole or in part, any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

6.3.  Conditions to Obligation of Company. The obligation of Company to consummate the Merger are also subject to satisfaction or waiver by Company of the following conditions at or prior to the Effective Time:

(a)  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.3 and 4.4(i) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (ii) Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent to such effect.

(b)  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent and Merger Sub by the chief executive officer and the chief financial officer of Parent to such effect.

(c)  Parent shall have delivered to Company an executed counterpart of the Escrow Agreement.

(d)  There shall not have been any material default by Parent or its Subsidiaries under the Switch Lease and the Switch Lease shall be in full force and effect.

Subject to the provisions of applicable law, Company may waive, in whole or in part, any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing.

ARTICLE VII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1.  Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the Claim Date (subject, in each case, to any applicable statutes of limitations).

7.2.  Indemnification.

(a)  Indemnification. From and after the Effective Time:

(1)  From the Escrow Fund and as provided in, and subject to the terms and conditions of, this Section 7.2, Parent and its officers, directors, affiliates (including the Surviving Corporation), employees, agents and representatives (each a “Parent Indemnified Party” and, collectively, the “Parent Indemnified Parties”), shall be indemnified and held harmless against all claims (including without limitation Third Party Claims, as defined below, and any claims for indemnification against Company, Surviving Corporation or Parent by officers, directors or employees of Company), losses, liabilities, damages, diminutions in value (which term shall be deemed to exclude any decline in the price of the Parent Stock), deficiencies, costs, interest, awards, amounts paid in settlement, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing, but excluding liability for any lost profits or incidental, consequential, indirect or special damages (hereinafter individually a “Loss” and collectively “Losses”), incurred or sustained by the Parent Indemnified Parties, or any of them, directly or indirectly, arising out of or by reason of or as a result of (x) any breach or inaccuracy of a representation or warranty of Company contained in this Agreement or in any certificate or other instrument delivered by or on behalf of Company pursuant to this Agreement or (y) any claim by any holder of Common Stock in respect of or arising out of or as a result or by reason of (or alleged to be in respect of or to arise out of or as a result or by reason of) this Agreement or the transactions contemplated thereby, including the Merger, the approval or adoption thereof or any solicitation of such approval or adoption, except to the extent that any such claim in this clause (y) arises out of or is based upon any untrue statement or omission in written materials furnished by Company to the Stockholders in connection with such solicitation in reliance upon and in conformity with written information furnished to Company by or on behalf of Parent specifically for inclusion in such furnished written materials or (iii) the amount, if any, by which the payment required to be paid to any Dissenting Stockholder in respect of its Preferred Stock exceeds the sum of the Withheld Cash and the Dissenter Cash delivered to Parent pursuant to Section 2.4(f)(4). as provided in, and subject to the terms and conditions of, this Section 7.2, or (iv) the amount, if any, by which the sum of the Transaction Costs and the Severance Amount exceed the Deducted Amount (other than the amount of any such excess as shall have been reflected as a reduction of the amount of the Cash Cap as provided in the definition thereof based on the information in the Closing Costs Certificate.

(2)  As provided in, and subject to the terms and conditions of, this Section 7.2, Parent shall indemnify and hold harmless each of the Preferred Stockholders and its shareholders, officers, directors, affiliates, employees, agents and representatives (each a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”), against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, arising out of any breach or inaccuracy of a representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate or other instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement.

(b)  Third Party Claims.

(1)  Promptly after receipt by any Person entitled to indemnification under this Section 7.2 (the “Indemnified Party”) of notice of the commencement of any action by a third party in respect of which, if successful, the Indemnified Party would be entitled to indemnification under this Section 7.2 (a “Third Party Claim”), the Indemnified Party shall notify each person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing, but any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced thereby.

(2)  The Indemnifying Party shall have the right to assume control of the defense of the Indemnified Party against the Third Party Claim with counsel reasonably satisfactory to such Indemnified Party or, if the Indemnifying Party does not assume such defense, to participate in the defense of such Third Party Claim at its own expense.

(3)  So long as the Indemnifying Party is diligently conducting the defense of the Third Party Claim:

(i)
the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party, because of a conflict of interest, may not adequately represent any interests of the Indemnified Parties and to the extent such costs and expenses are reasonable) to assist in the handling of such claim;

(ii)
no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does  not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim; and

(iii)	the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense.

(4)  Notwithstanding the foregoing, if (x) a Third Party Claim seeks equitable relief or (y) the subject matter of a Third Party Claim relates, in whole or in part, to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business of any of the Indemnified Parties, or (z) a Third Party Claim, if decided against any of the Indemnified Parties, would, together with any other claims for indemnification under this Section 7.2 by such Indemnified Parties, result in Losses that would reasonably be expected to exceed, by 25% or more, the maximum amount of the Indemnifying Party’s remaining indemnification obligations under this Section 7.2 (after giving effect to the limitations herein on the maximum payments under this Section 7.2 by the Indemnifying Party) then, in any such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Third Party Claim, the Indemnifying Party shall have the right to contest and defend (but not settle) such Third Party Claim. If the Indemnified Parties shall have exercised the right to contest, defend and settle any such Third Party Claim instead of the Indemnifying Party by reason of the foregoing provisions of this Section 7.2(b)(4), such Indemnifying Party shall be entitled, at its own cost and expense, to participate in the defense of such claim and to employ counsel.

(5)  The Indemnified Party shall obtain the prior written approval of the Indemnifying Party before admitting liability or entering into any settlement of such claim or ceasing to defend against such claim that the Indemnified Party is defending (with such approval not to be unreasonably withheld or delayed), provided that the Indemnified Party shall not be required to obtain approval from the Indemnifying Party in respect of any claims to the extent that the Losses resulting from such admission of liability or settlement or cessation of defense exceed, by 25% or more, the maximum amount of the Indemnifying Party’s remaining indemnification obligations under this Section 7.2 (after giving effect to the limitations herein on the maximum payments under this Section 7.2 by the Indemnifying Party).

(6)  If the Indemnifying Party does not assume defense of the Third Party Claim, the Indemnified Party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Section 7.2(b).

(7)  If the Indemnified Party is a Parent Indemnified Party, the reimbursement of fees, costs and expenses incurred by the defending party as required by this Section 7.2(b) shall be made from the Escrow Fund by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

(c)  Other Claims. In the event any Indemnified Party should have a claim under Section 7.2(a) that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim with reasonable promptness and stating the nature, basis and amount of the claim in reasonable detail to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any liability under Section 7.2(a), except to the extent that the ability to defend such claim or demand shall have been prejudiced as a result of such failure. If the Indemnifying Party disputes the liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

(d)  Termination of Indemnification.

(1)  The rights of the Parent Indemnified Parties to be indemnified, defended and held harmless under Section 7.2(a)(1) shall terminate at 11:59 p.m. EST on the Claim Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis and amount of such claim) to the Company and Preferred Stockholders.

(2)  The rights of the Company Indemnified Parties to be indemnified, defended and held harmless under Section 7.2(a)(2) shall terminate at 11:59 p.m. EST on the Claim Date; provided, however, that such obligations to indemnify, defend and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis and amount of such claim) to Parent.

(e)  Escrow Fund; Maximum Payments; Remedy.

(1)  By virtue of this Section 7.2 and as security for the indemnity obligations provided for in Section 7.2(a) hereof, at the Effective Time, Parent will deposit with the Escrow Agent the Escrowed Consideration as provided in Section 2.5(a). Such deposit of cash and Parent Shares constituting the Escrowed Consideration (the aggregate value of which, valuing the Parent Shares at the Parent Share Valuation, the “Escrow Amount”) shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. Solely for purposes of this Section 7.2 and the allocation of interests in the Escrow Fund among the Preferred Stockholders, and without limitation of the amount of the Escrow Fund available for satisfaction of claims by the Parent Indemnified Parties under this Section 7.2, each Preferred Stockholder shall be deemed to have received and deposited such Preferred Stockholder’s pro rata share of the Escrow Fund (plus any additional Parent Shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to the Parent Shares constituting part of the Escrow Fund) with the Escrow Agent as provided in Section 2.5(a) of this Agreement. The Escrow Fund shall be deposited with, and shall be held by, the Escrow Agent and shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement. Claims by the Parent Indemnified Parties under this Section 7.2 for Losses shall be limited to, and shall be satisfied solely from, the Escrow Fund.

(2)  Any payment to any Parent Indemnified Party under this Section 7.2 from the Escrow Fund shall be deemed made by the Preferred Stockholders on a joint and several basis, provided that each Preferred Stockholder shall have the option to elect, by instruction to the Escrow Agent given as provided in the Escrow Agreement, to have its Allocated Portion (as defined below) of any such payment paid by delivery of (i) cash, (ii) Parent Shares or (iii) a combination of cash and Parent Shares, in each case to the extent of such Preferred Stockholder’s Allocated Portion of the Escrow Amount and of the cash and Parent Shares constituting such Preferred Stockholder’s Allocated Portion of the Escrow Fund, and with the Parent Shares valued for purposes of such payment at the Parent Share Valuation. At any time, any Preferred Stockholder may substitute cash for such Preferred Stockholder’s Parent Shares constituting part of the Escrow Fund, with the Parent Shares being valued for such purpose at the Parent Share Valuation. In connection with any payment as provided in this Section 7.2(e)(2) that shall be made by causing the delivery of Parent Stock out of the Escrow Fund, each of Parent and the Preferred Stockholders shall cooperate in good faith and use its reasonable best efforts to promptly make and promptly process all necessary filings and applications and obtain all consents, approvals, orders, authorizations, registrations and declarations and to comply with all applicable laws necessary for the Preferred Stockholders to make such payment. The “Allocated Portion” of any Preferred Stockholder of (i) any payment to any Parent Indemnified Party or the Escrow Amount is the portion thereof as bears the same relationship to the total payment or the Escrow Amount, as the case may be, as the value of the Merger Consideration to be received by such Preferred Stockholder in accordance with this Agreement (valuing any Parent Shares received at the Parent Share Valuation) bears to the Escrow Amount, and (ii) cash, Parent Shares and the Escrow Fund is the cash and Parent Shares that were to be received as Merger Consideration by such Preferred Stockholder and were deposited in the Escrow Fund, in each case as such Parent Shares may have been replaced by cash by such Preferred Stockholder as herein provided.

(3)  Claims by the Company Indemnified Parties under this Section 7.2 for Losses shall be limited to, and shall not exceed, an amount equal to the Escrow Amount, reduced dollar-for-dollar by the amount, if any, of any direct or indirect payment by or on behalf of Parent to any Stockholder or former Stockholder, in each case in its capacity as a Stockholder or former Stockholder, by reason of any claim, statutory or otherwise, in respect of the Merger or this Agreement or the Parent Stock that is made other than under this Section 7.2 (other than (i) the payment of the Merger Consideration as provided in this Agreement, (ii) payments by Parent to the extent that any such payment is by reason of a loss, claim, damage or liability arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission in written materials furnished by Company to the Stockholders, in connection with the solicitation of the Stockholders of their approval of this Agreement, in reliance upon and in conformity with written information furnished to Company by or on behalf of Parent specifically for inclusion in such furnished written materials, and (iii) payments made to any Stockholders for breach by Parent of any obligation of Parent under this Agreement that is expressly stated herein to be for the benefit of such Stockholder). No payment by Parent of Losses to any Company Indemnified Party shall be made until the expiration of Parent’s indemnification period, as set forth in Section 7.2(e)(2), and any such payment may be withheld or reduced (x) pending the final resolution of any claim that would have reduced the Escrow Amount indemnity obligation of Parent as provided above in this Section 7.2(e)(2) had payment thereof been made prior to such expiration date and as to which Parent shall have, before such expiration date, given notice of such claim (stating in reasonable detail the basis and amount of such claim) to the Company and Preferred Stockholders and (y) by the amount at issue in such claim.

(f)  Basket Amount. Notwithstanding any provision of this Section 7.2 to the contrary, an Indemnified Party may not recover any Losses under Section 7.2(a) hereof unless and until such Losses exceed $150,000 (the “Basket Amount”), in which case the Indemnified Party shall be entitled to recover all Losses, including the Basket Amount.

(g)  Insurance; Tax Benefit; Mitigation.

(1)  All indemnification or reimbursement payments required pursuant to this Section 7.2 shall be (i) made net of all insurance proceeds actually received by the party to be indemnified, and (ii) reduced to take account of any net tax benefit when and as realized by the indemnified party arising from the incurrence or payment of any Loss. Proceeds received from an insurance carrier which are subject to a reservation of rights by the carrier that has not been released in writing by the carrier (“Reserved Insurance Proceeds”) shall be taken into account in the calculation of Losses once received by the party to be indemnified; provided, however, that Reserved Insurance Proceeds with respect to which the insurance carrier subsequently obtains reimbursement shall be deemed to be Losses on a dollar for dollar basis with the amount by which Losses were previously reduced as a result of the receipt of such proceeds. Purchaser Indemnified Parties and Company Indemnified Parties shall each use commercially reasonable efforts to obtain a release of a reservation of rights from the insurance carrier promptly following the settlement or final adjudication of the claim or proceeding to which the Reserved Insurance Proceeds related.

(2)  Each Indemnified Party shall use commercially reasonable efforts to mitigate Losses, including seeking recovery under insurance policies. If a Parent Indemnified Party is the Indemnified Party, it shall reimburse the Escrow Fund (if the Escrow Agreement is still in effect) or the Preferred Stockholders (if the Escrow Agreement has been terminated), or (y) if a Company Indemnified Party is the Indemnified Party, it shall reimburse Parent, for any Loss indemnified by them to the extent all or a portion of such Loss (net of reasonable collection costs) is subsequently recovered by the Indemnified Party under any such insurance, but in each case only to the extent that the amount of such recovery exceeds the amount of the Losses claimed by such Indemnified Party that have not been paid to such Indemnified Party because of the limitations of Section 6 hereof.

(h)  Exclusive Remedy.

(1)  From and after the Closing and to the fullest extent allowed by law, the indemnification pursuant to this Section 7.2 shall be the exclusive remedy of the Parent Indemnified Parties for any Loss or Losses arising out of or by reason of or as a result of any matter described in clause (i), (ii), (iii) or (iv) of Section 7.2(a)(1).

(2)  From and after the Closing and to the fullest extent allowed by law, the indemnification pursuant to this Agreement shall be the exclusive remedy of the Company Indemnified Parties for any Loss or Losses arising out of or by reason of or as a result of any matter described in Section 7.2(a)(2).

(3)  Notwithstanding the foregoing in this Section 7.2(h), nothing herein shall prevent any of the Indemnified Parties from bringing an action based upon allegations of fraud or other intentional breach of an obligation of or with respect to any party in connection with this Agreement or the Switch Lease.

     ARTICLE VIII
TERMINATION

8.1.  Termination of Agreement. The Parties may terminate this Agreement and the Merger may be abandoned as provided below at any time prior to the Effective Time before or after the approval by the Stockholders or Merger Sub stockholder:

(a)  the Parties may terminate this Agreement by mutual written consent of Parent and Company with the prior authorization of their respective board of directors;

(b)  Parent may terminate this Agreement with the prior authorization of the Parent Board by giving written notice to Company at any time prior to the Closing in the event Company has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied, and (x) such breach is not reasonably capable of being cured prior to the Termination Date or (y) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date;

(c)  Company may terminate this Agreement with the prior authorization of the Company Board by giving written notice to Parent at any time prior to the Closing in the event Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in this Agreement in any material respect, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied, and (x) such breach is not reasonably capable of being cured prior to the Termination Date or (y) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured prior to the Termination Date, such breach shall not have been cured prior to the Termination Date; and

(d)  either Company or Parent may terminate this Agreement with the prior authorization of its respective board of directors by giving written notice to the other Party if (i) the Closing shall not have occurred on or before December 31, 2005 (the “Termination Date”), by reason of the failure of any condition precedent under ARTICLE VI hereof; or (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger and such judgment, injunction, order or decree shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party that has breached its obligations under this Agreement or under any other agreement contemplated hereunder in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

8.2.  Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except that the provisions of the Confidentiality Agreement and the provisions of Sections 8.2 and 10.11 shall survive any such termination, and provided, however, except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages resulting from any willful or intentional breach of any covenant in this Agreement.

ARTICLE IX
REGISTRATION RIGHTS

9.1.  Definitions. For purposes of this ARTICLE IX, the following capitalized terms shall have the following meanings:

“Holder” means the holders, from time to time, of the Securities.

“Majority Holders” means, at any time after the effectiveness of a Shelf Registration Statement under this ARTICLE IX, the Holders of a majority of the then outstanding number of Securities registered under a Shelf Registration Statement and means, at any time after the date of this Agreement and prior to the effectiveness of a Shelf Registration Statement under this ARTICLE IX, the Holders of a majority of the then outstanding number of Securities.

“Prospectus” means the prospectus included in any Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Securities covered by such Shelf Registration Statement, and all amendments and supplements to such prospectus, including post-effective amendments.

“Securities” means the Parent Shares issued as Merger Consideration pursuant to Section 2.4(f)(2) of this Agreement, except such Parent Shares as shall have been sold pursuant to the Shelf Registration Statement or otherwise transferred by the Holder thereof pursuant to an exemption from registration under the Securities Act as a result of which exempt transfer the transferee’s disposition of the Parent Shares would not be restricted under the Securities Act.

“Shelf Registration” means a registration effected pursuant to Section 9.2.

“Shelf Registration Period” has the meaning set forth in Section 9.2(b).

“Shelf Registration Statement” means a “shelf” registration statement of Parent pursuant to the provisions of Section 9.2 hereof that covers some or all of the Securities, as applicable, on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

9.2.  Shelf Registration; Suspension of Use of Prospectus.

(a)  After the Closing Date, Parent shall prepare and, as promptly as practicable after the Closing Date, but not later than 45 days (or 71 days if the delay in filing within such 45-day period is due to the failure of Company and Company’s independent auditors to provide all Company’s financial information (and pro forma financial information based thereon) required to be included in the Shelf Registration Statement beginning promptly after the date hereof or to otherwise cooperate in preparing such financial information (and pro forma financial information)) following the Closing Date, shall file with the SEC a Shelf Registration Statement relating to the offer and sale of the Securities by the Holders from time to time in accordance with the methods of distribution elected by such Holders and set forth in such Shelf Registration Statement, and thereafter shall use its best efforts to cause such Shelf Registration to be declared effective under the Securities Act.

(b)  Parent shall use its best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming part thereof to be usable by Holders until the earliest of (i) the second anniversary of the Closing Date, (ii) the date on which the Securities may be sold pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act by a person that is not, and has not been during the preceding three months, an “affiliate,” as such term is used in such paragraph (k), of Parent, and (iii) such date as of which all the Securities have been sold pursuant to the Shelf Registration Statement or otherwise transferred by the Holder thereof pursuant to an exemption from registration under the Securities Act as a result of which exempt transfer the transferee’s disposition of the Parent Shares would not be restricted under the Securities Act (in any such case, such period being called the “Shelf Registration Period”). Parent shall be deemed not to have used its best efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes any action that would result in Holders of Securities covered thereby not being able to offer and sell such Securities during that period, unless such action is required (x) by applicable law or (y) pursuant to Section 9.2(c) hereof, and, in either case, so long as Parent promptly thereafter complies with the requirements of Section 9.3(i) hereof, if applicable.

(c)  Parent may suspend the use of the Prospectus for a period not to exceed 45 days in any three-month period or for three periods not to exceed an aggregate of 60 days in any twelve-month period for valid business reasons, to be determined by Parent Board in its sole reasonable judgment (not including avoidance of Parent’s obligations hereunder), including, without limitation, the acquisition or divestiture of assets, public filings with the SEC, pending corporate developments and similar events; provided that Parent promptly thereafter complies with the requirements of Section 9.3(i) hereof, if applicable.

9.3.  Registration Procedures. In connection with any Shelf Registration Statement, the following provisions shall apply:

(a)  Parent shall furnish to the Holders, prior to the filing thereof with the SEC, a copy of any Shelf Registration Statement, and each amendment thereof and each amendment or supplement, if any, to the Prospectus included therein.

(b)  Parent shall ensure that (i) any Shelf Registration Statement and any amendment thereto and any Prospectus forming part thereof and any amendment or supplement thereto comply in all material respects with the Securities Act and the rules and regulations thereunder, (ii) any Shelf Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any Prospectus forming part of any Shelf Registration Statement, and any amendment or supplement to such Prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation or agreement is made hereby with respect to information provided in writing by any Holder with respect to such Holder required to be included in any Shelf Registration or Prospectus pursuant to the Securities Act or the rules and regulations thereunder.

(c)  (1) Parent shall advise the Holders and, if requested by any such Holder, confirm such advice in writing:

(i)	when a Shelf Registration Statement and any amendment thereto has been filed with the SEC and when the Shelf Registration Statement or any post-effective amendment thereto has become effective; and

(ii)
of any request by the SEC for amendments or supplements to the Shelf Registration Statement or the Prospectus included therein or for additional information and of receipt of any comment letters from the SEC in respect of the Shelf Registration Statement or the Prospectus.

                                    (2)  Parent shall advise the Holders and, if requested by any such Holder, confirm such advice in writing:

(i)	of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose;

(ii)
of the receipt by Parent of any notification with respect to the suspension of the qualification of the Securities included in any Shelf Registration Statement for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose; and

(iii)
of the suspension of the use of the Prospectus pursuant to Section 2(c) hereof or of the happening of any event that requires the making of any changes in the Shelf Registration Statement or the Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to suspend the use of the Prospectus until the requisite changes have been made).

(d)  Parent shall use its best efforts to obtain the withdrawal of any order suspending the effectiveness of any Shelf Registration Statement at the earliest possible time.

(e)  Parent shall furnish to each Holder of Securities included within the coverage of any Shelf Registration Statement, without charge, at least one copy of such Shelf Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits (including those incorporated by reference).

(f)  Parent shall, during the Shelf Registration Period, deliver to each Holder of Securities included within the coverage of any Shelf Registration Statement, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in such Shelf Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and Parent consents to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders in connection with the offering and sale of the Securities covered by the Prospectus or any amendment or supplement thereto.

(g)  Prior to any offering of Securities pursuant to any Shelf Registration Statement, Parent shall register or qualify or cooperate with the Holders of Securities included therein and their respective counsel in connection with the registration or qualification of such Securities for offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders reasonably request in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the Securities covered by such Shelf Registration Statement; provided, however, that Parent will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject.

(h)  Parent shall cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Securities to be sold pursuant to any Shelf Registration Statement free of any restrictive legends (except such as may be required by Section 5.8) and in such denominations and registered in such names as Holders may request prior to sales of Securities pursuant to such Shelf Registration Statement.

(i)  Upon the occurrence of any event contemplated by Section 9.3(c)(2)(iii) above, Parent shall promptly prepare a post-effective amendment to any Shelf Registration Statement or an amendment or supplement to the related Prospectus or file any other required document so that, as thereafter delivered to purchasers of the Securities included therein, the Prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)  Parent may require each Holder of Securities to be sold pursuant to any Shelf Registration Statement to furnish to Parent such information regarding the Holder and the distribution of such Securities as may, from time to time, be required by the Securities Act and the rules and regulations promulgated thereunder, and the obligations of Parent to any Holder hereunder shall be expressly conditioned on the compliance of such Holder with such request.

9.4.  Registration Expenses. Parent shall bear all expenses incurred in connection with the performance of its obligations under Sections 9.2 and 9.3 hereof. Notwithstanding the provisions of this Section 9.4, each Holder shall bear the expense of any broker’s commission, agency fee or any other discount or commission.

9.5.  Indemnification and Contribution.

(a)  In connection with any Shelf Registration Statement, Parent agrees to indemnify and hold harmless each Holder of Securities covered thereby, the directors, officers, employees and agents of each such Holder and each person who controls any such Holder within the meaning of either the Securities Act or the Securities Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Securities Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Parent will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon (A) any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to Parent by or on behalf of any such Holder specifically for inclusion therein, (B) use of a Shelf Registration Statement or the related Prospectus during a period when a stop order has been issued in respect of such Shelf Registration or any proceedings for that purpose have been initiated or use of a Prospectus when use of such Prospectus has been suspended pursuant to Section 9.2(c); provided, further, in each case, that Holders received prior notice of such stop order, initiation of proceedings or suspension or (C) if the Holder fails to deliver a Prospectus or the then current Prospectus to the extent required. This indemnity agreement will be in addition to any liability that Parent may otherwise have.

(b)  Each Holder of Securities covered by a Shelf Registration Statement (including the Initial Stockholders) severally agrees to indemnify and hold harmless (i) Parent, (ii) each of its directors, (iii) each of its officers who signs such Shelf Registration Statement and (iv) each person who controls Parent within the meaning of either the Securities Act or the Securities Exchange Act to the same extent as the foregoing indemnity from Parent to each such Holder, but only with reference to written information relating to such Holder furnished to Parent by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be in addition to any liability that any such Holder may otherwise have.

(c)  Promptly after receipt by an indemnified party under this Section 9.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.5, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under Section 9.5(a) or 9.5(b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in Section 9.5(a) or 9.5(b) above. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to, and may conflict with, those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party; provided further, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) representing all the indemnified parties under Section 9.5(a) or 9.5(b) above. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)  In the event that the indemnity provided in Section 9.5(a) or 9.5(b) is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall have a joint and several obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which such indemnified party may be subject in such proportion in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent or the Holders of Securities covered by the Registration Statement in question and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 9.5(d), (i) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation, and (ii) no party shall be liable for contribution under this Section 9.5(d) except to the extent and under such circumstances as such party would have been liable to indemnify under this Section 9.5 if such indemnification were enforceable under applicable law. For purposes of this Section 9.5, each person who controls a Holder within the meaning of either the Securities Act or the Securities Exchange Act and each director, officer, employee and agent of such Holder shall have the same rights to contribution as such Holder, and each person who controls Parent within the meaning of either the Securities Act or the Securities Exchange Act, each officer of Parent who shall have signed the Shelf Registration Statement and each director of Parent shall have the same rights to contribution as Parent, subject in each case to the applicable terms and conditions of this Section 9.5(d).

(e)  The provisions of this Section 9.5 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder or Parent or any of the officers, directors or controlling persons referred to in Section 9.5 hereof, and will survive the sale by a Holder of Securities covered by a Shelf Registration Statement.

9.6.  Successors and Assigns; Survival. The provisions of this ARTICLE IX shall inure to the benefit of and be binding upon the successors and assigns of each of Parent and the Holders, including, without the need for an express assignment or any consent by Parent thereto, subsequent Holders. Parent hereby agrees to extend the benefits of the provisions of this ARTICLE IX to any Holder and any such Holder may specifically enforce the provisions of this ARTICLE IX as if an original Holder. The provisions of this ARTICLE IX shall survive the consummation of the Merger and shall terminate on the last day of the Shelf Registration Period, except that the provisions of Section 9.5 shall survive until the sixth anniversary of the last day of the Shelf Registration Period and the provisions of Section 9.4 shall survive such termination of this ARTICLE IX.

      ARTICLE X
MISCELLANEOUS

10.1.  Press Releases and Public Announcements. The initial press release disclosing this Agreement shall be a press release issued jointly by Parent and Company. Company shall issue no press releases or otherwise make any public announcements with respect to the Merger or the other transactions contemplated by this Agreement without the express written consent of Parent. Parent shall consult with Company prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of Nasdaq or by the request of any Governmental Entity, will not issue any such press releases or make any such public statement prior to such consultation. Company and Parent each shall consult with the other prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto.

10.2.  No Third-Party Beneficiaries. This Agreement is not intended to, and does not, confer any rights or remedies hereunder upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the Stockholders shall be deemed third party beneficiaries solely with respect to the right to receive the Per Share Merger Consideration pursuant to ARTICLE II hereof, (b) the Indemnified Parties shall be deemed third party beneficiaries solely with respect to Section 7.2, (c) the Indemnified Persons shall be deemed third party beneficiaries solely with respect to Section 5.6, and (d) the Holders shall be deemed third party beneficiaries solely with respect to ARTICLE IX.

10.3.  Entire Agreement. This Agreement and the other documents referred to herein, including the Confidentiality Agreement, the Escrow Agreement and the Switch Lease constitute the entire agreement among the Parties and supersede all other prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4.  Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not relieve Parent or Merger Sub of any of its obligations hereunder or materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

10.5.  Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original instrument but all of which together will constitute the same instrument.

10.6.  Headings. The table of contents and headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

10.7.  Notices. Any notice, request, demand, claim or other communication or document to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, by facsimile or by overnight courier, addressed to the intended recipient as set forth below:

If to Company:

LDMI Telecommunications, Inc.
277777 Franklin Road, Suite 500
Southfield, Michigan 48034
Attention: Patrick O’Leary, President and Chief Executive Officer
Facsimile: (888) 877-5364

with a Copy to:

Dykema Gossett PLLC
400 Renaissance Center
Detroit, Michigan 48243
Attention: Thomas S. Vaughn, Esq.
Facsimile: (313) 568-6915

If to Parent:

Talk America Holdings, Inc.
6805 Route 202
New Hope, PA 18938
Attention: Aloysius T. Lawn, IV, Executive Vice President - General Counsel
Facsimile: 215.862.1960

with a Copy to:

Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attention: Jonathan C. Stapleton, Esq.
Facsimile: (212) 715-1111

If to Merger Sub:

Lion Acquisition Corp.
c/o Talk America Holdings, Inc.
6805 Route 202
New Hope, PA 18938
Attention: Aloysius T. Lawn, IV, Executive Vice President - General Counsel
Facsimile: 215.862.1960

with a Copy to:

Arnold & Porter LLP
399 Park Avenue
New York, New York 10022
Attention: Jonathan C. Stapleton, Esq.
Facsimile: (212) 715-1111,

if to any Holder under ARTICLE IX:

At the record address of such Holder as maintained by Parent’s transfer agent, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other communication or document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

10.8.  Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE, EXCEPT THAT THE MICHIGAN LAW SHALL APPLY TO THE EFFECTUATION OF THE MERGER.

10.9.  Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; except that (a) any amendment will be subject to the restrictions contained in the Michigan Law, to the extent applicable, and (b) any amendment to the provisions of ARTICLE IX and this clause (b) and any waiver or consent to departure from the provisions thereof shall require the consent of the Majority Holders. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Laws. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.11.  Expenses. Except as expressly set forth elsewhere in this Agreement, each of Company and Parent shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12.  Survival. This ARTICLE X and the agreements of Company, Parent and Merger Sub contained in Sections 5.6, 5.7, 5.8 and 7.2 and in ARTICLE IX and the agreements of the Preferred Stockholders in Section 5.8 shall survive the consummation of the Merger. This ARTICLE X and the agreements of Company, Parent and Merger Sub contained in Section 10.11 (Expenses) and Section 8.2 (Effect of Termination) and the Confidentiality Agreement shall survive the termination of this Agreement. If the Merger shall be consummated, the representations and warranties of Company set forth in ARTICLE III and the representations and warranties of Parent set forth in ARTICLE IV shall survive the consummation of the Merger for the period set forth in Section 7.1; except as otherwise set forth in this Section 10.12, all other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

10.13.  Construction.

(a)  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

(c)  Each of Company and Parent has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of this Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in such a disclosure letter shall not be construed to mean that such information is required to be disclosed pursuant to this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement.

10.14.  Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15.  Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10.16 below), in addition to any other remedy to which they may be entitled, at law or in equity.

10.16.  Submission to Jurisdiction. Each Party irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement and of the documents referred to in this Agreement and any transaction contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in said courts and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.16 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.16 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.16. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.17.  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective the date first above written.

LDMI TELECOMMUNICATIONS, INC.

By:  /s/ Pat O'Leary

Name: Pat O'Leary
Title: CEO

LION ACQUISITION CORP.

By: /s/ Aloysius T. Lawn IV

Name: Aloysius T. Lawn IV
Title: EVP-General Counsel

TALK AMERICA HOLDINGS, INC.

By: /s/ Aloysius T. Lawn IV

Name: Aloysius T. Lawn IV
Title: EVP-General Counsel